Filed Pursuant to Rule 424(b)(3)
SEC File No. 333-123504

PROSPECTUS
$42,000,000
FORTRESS AMERICA ACQUISITION CORPORATION

7,000,000 units

Fortress America Acquisition Corporation is a blank check company recently formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other business combination, an operating business in the homeland security industry. We do not have any specific business combination under consideration or contemplation and we have not, nor has anyone on our behalf, contacted any potential target business or had any discussions, formal or otherwise, with respect to such a transaction.

This is an initial public offering of our securities. Each unit consists of:

•	one share of our common stock; and

•	two warrants.

Each warrant entitles the holder to purchase one share of our common stock at a price of $5.00. Each warrant will become exercisable on the later of our completion of a business combination or July 13, 2006, and will expire on July 12, 2009, or earlier upon redemption.

We have granted the underwriters a 45-day option to purchase up to 1,050,000 additional units solely to cover over-allotments, if any (over and above the 7,000,000 units referred to above). The over-allotment will be used only to cover the net syndicate short position resulting from the initial distribution. We have also agreed to sell to Sunrise Securities Corp., the representative of the underwriters, for $100, as additional compensation, an option to purchase up to a total of 700,000 units at a per unit offering price of $7.50. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants included in the option have an exercise price of $6.25 (125% of the exercise price of the warrants included in the units sold in the offering). The purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part.

There is presently no public market for our units, common stock or warrants. We anticipate that the units will be quoted on the OTC Bulletin Board under the symbol FAACU on or promptly after the date of this prospectus. Once the securities comprising the units begin separate trading, the common stock and warrants will be traded on the OTC Bulletin Board under the symbols FAAC and FAACW, respectively. We cannot assure you that our securities will continue to be quoted on such market in the future.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering price	Underwriting discount and commissions(1)	Proceeds, before expenses, to us
Per unit	$6.00	$0.42	$5.58
Total	$42,000,000	$2,940,000	$39,060,000
———————
(1)	Includes a non-accountable expense allowance in the amount of 1% of the gross proceeds, or $0.06 per unit ($420,000 in total) payable to Sunrise Securities Corp.

Of the net proceeds we receive from this offering, $37,660,000 ($5.38 per unit) will be deposited into a trust account at JPMorgan Chase NY Bank maintained by Continental Transfer & Trust Company acting as trustee.

We are offering the units for sale on a firm commitment basis. Sunrise Securities Corp., acting as representative of the underwriters, expects to deliver our securities to investors in the offering on or about July 20, 2005.

Sunrise Securities Corp.

July 13, 2005

TABLE OF CONTENTS

Page
PROSPECTUS SUMMARY	1
SUMMARY FINANCIAL DATA	9
RISK FACTORS	10
USE OF PROCEEDS	21
DILUTION	23
CAPITALIZATION	24
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	25
PROPOSED BUSINESS	26
COMPARISON TO OFFERINGS OF BLANK CHECK COMPANIES	35
MANAGEMENT	37
PRINCIPAL STOCKHOLDERS	42
CERTAIN TRANSACTIONS	43
DESCRIPTION OF SECURITIES	45
UNDERWRITING	49
LEGAL MATTERS	53
EXPERTS	53
WHERE YOU CAN FIND ADDITIONAL INFORMATION	53
Index to Financial Statements	F-1

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You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.
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PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements. Unless otherwise stated in this prospectus, references to “we,”“us” or “our company” refer to Fortress America Acquisition Corporation. The term "public stockholders" means the holders of common stock sold as part of the units in this offering or in the aftermarket, including any existing stockholders to the extent that they purchase or acquire such shares. Unless we tell you otherwise, the information in this prospectus assumes that the underwriters will not exercise their over-allotment option.

We are a blank check company organized under the laws of the State of Delaware on December 20, 2004. We were formed to acquire, through a merger, capital stock exchange, asset acquisition or other similar business combination, an operating business in the homeland security industry. To date, our efforts have been limited to organizational activities.

We believe the homeland security industry is among the fastest growing industries in the United States. We expect that the billions of dollars of governmental and private sector expenditures for homeland security should result in increased demand for homeland security products and services. We believe that this anticipated growth should create attractive acquisition opportunities with significant potential for capital appreciation.

The homeland security industry is not an easily defined market. In July 2002, the Department of Homeland Security published the National Strategy for the Homeland Security, which defines homeland security as “a concerted national effort to prevent terrorist attacks within the United States, reduce America’s vulnerability to terrorism, and minimize the damage and recover from attacks that do occur.” It identifies six mission areas:

•	Intelligence and Warning

•	Border and Transportation Security

•	Domestic Counterterrorism

•	Protection of Critical Infrastructure and Key Assets

•	Defense Against Catastrophic Threats

•	Emergency Preparedness and Response

We intend to strategically focus our efforts on four major phases encompassing global and domestic security threats: planning, prevention, response, and recovery. Although we may consider a target business in any segment of the homeland security industry, we currently intend to focus on companies with dual-use applications (i.e., companies with solutions for the commercial private sector and government) in the following segments:

Planning: Companies that help prepare for a possible attack or disaster, including:

•	Security risk assessment, probability analysis, and simulation software for disaster planning;

•	Bio-information systems for casualty analysis;

•	Training for law enforcement, emergency, medical, security, food safety, and environmental remediation personnel; and

•	Medical and public health preparedness.

Prevention: Companies that help anticipate and take action to block attacks or avoid or limit the consequences of disasters, including:

•	Individual tracking and identification, including access control systems, smart cards, hardware readers, software, and biometrics;

•	Surveillance and monitoring, including communication interception, digital video surveillance, intrusion detection, and infrared systems;

•	Chemical, biological, radiological, nuclear and other explosive detection and identification products and services;

•	Other remote sensing of air, food, and water screening;

•	Physical security products, including personnel and vehicle armor, ballistic and blast protection, nonlethal munitions, safe rooms, and alarm systems;

•	Food safety products and services;

•	Software for intelligence, security and data analysis;

•	Data, cyber security and information assurance;

•	Other critical infrastructure security products and services for the private sector;

•	Integrated security solution providers; and

•	Risk mitigation including consultative services, background screening, and investigative services.

Response: Companies that help challenge attacks underway or cope with the immediate aftermath of an attack, including:

•	Personal protection equipment;

•	Rapid containment products and services for chemical, biological or radiological agents;

•	Decontamination products and services to manage disaster occurrences;

•	Emergency alert and response communication hardware, software and services;

•	Advance fire suppression techniques;

•	Medical and public health disaster management, including treatment for bio-terror;

•	Terrorism-related insurance products and services; and

•	Mobile medical and command and control units.

Recovery: Companies that help restore and reconstruct governments and private enterprises after an attack or disaster, including:

•	Environmental infrastructure cleanup and disaster management services;

•	Recovery products such as hydration, temporary housing, first aid materials, etc.; and

•	Business continuity and substitute services for temporary loss of major services from attacks or disasters.

While we may seek to effect business combinations with more than one target business, our initial business combination must be with a target business or businesses whose collective fair market value is at least equal to 80% of our net assets at the time of such acquisition. Consequently, it is likely that we will have the ability initially to consummate only a single business combination, although this may entail the simultaneous acquisitions of several operating businesses. We may not be able to acquire more than one target business because of various factors, including possible complex domestic or international accounting issues, which would include generating pro forma financial statements reflecting the operations of several target businesses as if they had been combined, and numerous logistical issues, which could include attempting to coordinate the timing of negotiations, proxy statement disclosure and closings with multiple target businesses. In addition, we would also be exposed to the risks that conditions to closings with respect to the acquisition of one or more of the target businesses would not be satisfied bringing the fair market value of the initial business combination below the required fair market value of 80% of net assets threshold. We may further seek to acquire a target business that has a fair market value significantly in excess of 80% of our net assets. Although as of the date of this prospectus we have not engaged or retained, had any discussions with, or entered into any agreements with, any third party regarding any such potential financing transactions, we could seek to fund such a business combination by raising additional funds through the sale of our securities or through loan arrangements. However, if we were to seek such additional funds, any such arrangement would only be consummated simultaneously with our consummation of a business combination.

As used in this prospectus, a “target business” shall include an operating business in the homeland security industry and a “business combination” shall mean the acquisition by us of such a target business. Although we may consider a target business outside the United States as a result of the increased globalization of business and heightened security concerns abroad, we currently intend to concentrate our search on companies in the United States. We have not prioritized among any segments and do not currently have a preference as to which segment we would prefer to consummate a business combination. We do not have any specific business combination under consideration or contemplation and we have not, nor has anyone on our behalf, contacted any prospective target business or had any discussions, formal or otherwise, with respect to such a transaction. We have not, nor has anyone on our behalf, either directly or indirectly, contacted any potential target businesses or their representatives or had any discussions, formal or otherwise, with respect to effecting any potential business combination with our company. Moreover, we have not engaged or retained any agent or other representative to identify or locate any suitable acquisition candidate for us. Other than reviewing several industry reports, including those published by the Department of Homeland Security, in order to define the homeland security industry, neither we nor any of our agents or affiliates has yet taken any measure, directly or indirectly, to locate a target business.

Although we believe there are many positive trends that make acquisition candidates in the homeland security industry attractive, there are various risks of acquiring a business in such industry, including substantial government regulations. For a more complete discussion of the risks relating to operations in the homeland security industry, see the section below entitled “Risk Factors.”

Our offices are located at 3 Metro Center Suite 700, Bethesda MD 20814 and our telephone number is (301) 961-1533. Upon completion of the initial public offering, our offices will be located at 4100 North Fairfax Drive, Suite 1150, Arlington, Virginia 22203-1664.

The Offering

Securities offered:	7,000,000 units, at $6.00 per unit, each unit consisting of:

• one share of common stock; and

• two warrants.

The units will begin trading on or promptly after the date of this prospectus. Each of the common stock and warrants will trade separately on the 20th trading day after the earlier to occur of the expiration of the underwriter's over-allotment option or its exercise in full. We will file a Current Report on Form 8-K, including an audited balance sheet, upon the consummation of this offering, which is anticipated to take place three business days from the date of this prospectus. The audited balance sheet will include proceeds we receive from the exercise of the over-allotment option if the over-allotment option is exercised prior to the filing of the Form 8-K. If the over-allotment option is exercised following the initial filing of such Form 8-K, an amended Form 8-K will be filed to provide updated financial information to reflect the exercise of the over-allotment option.

Common stock:

Number outstanding before this offering	1,750,000 shares

Number to be outstanding after this offering	8,750,000 shares

Warrants:

Number outstanding before this offering	0

Number to be outstanding after this offering	14,000,000 warrants

Exercisability	Each warrant is exercisable for one share of common stock and may be exercised on a cashless basis.

Exercise price	$5.00

Exercise period	The warrants will become exercisable on the later of:

• the completion of a business combination with a target business, or

• July 13, 2006.

The warrants will expire at 5:00 p.m., New York City time, on July 12, 2009 or earlier upon redemption.

Redemption	We may redeem the outstanding warrants, including any warrants issued to the underwriters if they exercise their purchase option, with Sunrise Securities Corp.’s prior consent:

• in whole and not in part,

• at a price of $.01 per warrant at any time after the warrants become exercisable,

• upon a minimum of 30 days’ prior written notice of redemption, and

•
if, and only if, the last sales price of our common stock equals or exceeds $8.50 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption and the weekly trading volume of our common stock has been at least 200,000 shares for each of the two calendar weeks before we send the notice of redemption.

We have established this criteria to provide warrant holders with a significant premium to the initial warrant exercise price as well as a sufficient degree of liquidity to cushion the market reaction, if any, to our redemption call. If the foregoing conditions are satisfied and we call the warrants for redemption, each warrant holder shall then be entitled to exercise his or her warrant, prior to the date scheduled for redemption, by payment of the exercise price or on a “cashless” basis in lieu of paying the cash exercise price as described in this prospectus. However, there can be no assurance that the price of the common stock will exceed the call trigger price or the warrant exercise price after the redemption call is made.

Because we may redeem the warrants only with the prior consent of Sunrise Securities Corp. and it may hold warrants subject to redemption, it may have a conflict of interest in determining whether to consent to such redemption. We cannot assure you that Sunrise Securities Corp. will consent to such redemption if it is not in its best interest even though it may be in our best interest.

Proposed OTC Bulletin Board symbols for our:

Units	FAACU

Common stock	FAAC

Warrants	FAACW

Offering proceeds to be held in trust:
$37,660,000 of the proceeds of this offering ($5.38 per unit) will be placed in a trust account at JPMorgan Chase NY Bank maintained by Continental Transfer & Trust Company, pursuant to an agreement to be signed on the date of this prospectus. These proceeds will not be released until the earlier of the completion of a business combination or our liquidation. Therefore, unless and until a business combination is consummated, the proceeds held in the trust fund will not be available for our use for any expenses related to this offering or expenses which we may incur related to the investigation and selection of a target business and the negotiation of an agreement to acquire a target business. These expenses may be paid prior to a business combination only from the net proceeds of this offering not held in the trust fund (initially, approximately $1,080,000 after the payment of the expenses relating to this offering). There will be no fees, reimbursements or cash payments made to our existing stockholders and/or officers and directors other than:

• Repayment of a $60,000 interest-free loan made by our affiliates to cover offering expenses;

• Payment of up to $7,500 per month to an affiliate of C. Thomas McMillen, our chairman of the board, for office space and administrative services; and

• Reimbursement for any expenses incident to the offering and finding a suitable business combination.

None of the warrants may be exercised until after the consummation of a business combination and, thus, after the proceeds of the trust fund have been disbursed. Accordingly, the warrant exercise price will be paid directly to us and not placed in the trust account. We will pay the costs of liquidation and dissolution from our remaining assets outside of the trust fund.

Stockholders must approve business combination:
We will seek stockholder approval before we effect any business combination, even if the nature of the acquisition would not ordinarily require stockholder approval under applicable state law. In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote the shares of common stock owned by them immediately before this offering in accordance with the majority of the shares of common stock voted by the public stockholders. The term “public stockholders” means the holders of common stock sold as part of the units in this offering or in the aftermarket, including any existing stockholders to the extent that they purchase or acquire such shares. We will proceed with a business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering exercise their conversion rights described below.

Conversion rights for stockholders voting to reject a business combination:
Public stockholders voting against a business combination will be entitled to convert their stock into a pro rata share of the trust fund (initially $5.38 per share), including any interest earned on their portion of the trust fund, if the business combination is approved and completed. Public stockholders who convert their stock into their share of the trust fund will continue to have the right to exercise any warrants they may hold. Because the initial per share conversion price is $5.38 per share (plus any interest), which is lower than the $6.00 per unit price paid in the offering and which may be lower then the market price of the common stock on the date of the conversion, there may be a disincentive on the part of public stockholders to exercise their conversion rights. There may also be a corresponding incentive to our existing stockholders to exercise their conversion rights with respect to shares acquired in the open market after the consummation of this offering, if any, in light of the fact that our existing stockholders’ weighted average cost per share (taking into account the shares acquired for a nominal amount prior to the offering in addition to those securities purchased in the aftermarket, if any) will be significantly less than the amount payable upon the exercise of the conversion right ($5.38 per share). We note, that at the date of this prospectus, none of our existing stockholders currently intends to purchase our securities in the aftermarket.

Liquidation if no business combination:
We will dissolve and promptly distribute only to our public stockholders the amount in our trust fund plus any remaining net assets if we do not effect a business combination within 12 months after consummation of this offering (or within 18 months from the consummation of this offering if a letter of intent, agreement in principle or definitive agreement has been executed within 12 months after consummation of this offering and the business combination has not yet been consummated within such 12-month period). Our existing stockholders have agreed to waive their respective rights to participate in any liquidation distribution occurring upon our failure to consummate a business combination, but only with respect to those shares of common stock acquired by them prior to this offering.

Escrow of existing stockholders’ shares:
On the date of this prospectus, all of our existing stockholders, including all of our officers and directors, will place the shares they owned before this offering into an escrow account maintained by Continental Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions, such as transfers to family members and trusts for estate planning purposes and upon death while remaining subject to the escrow agreement, these shares will not be transferable during the escrow period and will not be released from escrow until July 13, 2008 unless we were to consummate a transaction after the consummation of the initial business combination which results in all of the stockholders of the combined entity having the right to exchange their shares of common stock for cash, securities or other property.

Risks

In making your decision on whether to invest in our securities, you should take into account not only the backgrounds of our management team, but also the special risks we face as a blank check company, as well as the fact that this offering is not being conducted in compliance with Rule 419 promulgated under the Securities Act of 1933, as amended, and, therefore, you will not be entitled to protections normally afforded to investors in Rule 419 blank check offerings. See “Comparison of Offerings of Blank Check Companies” beginning on page 35 of this prospectus. Additionally, our initial security holders’ initial equity investment is below that which is required under the guidelines of the North American Securities Administrators’ Association, Inc. You should carefully consider these and the other risks set forth in the section entitled “Risk Factors” beginning on page 10 of this prospectus.

SUMMARY FINANCIAL DATA

The following table summarizes the relevant financial data for our business and should be read with our financial statements, which are included in this prospectus. We have not had any significant operations to date, so only balance sheet data is presented.

	December 31, 2004	March 31, 2005 (unaudited)
	Actual	Actual	As Adjusted
Balance Sheet Data:
Working capital (deficiency)	$11,444	$(50,426)	$38,763,378
Total assets	37,500	84,871	38,763,378
Total Liabilities	13,556	61,493
Value of common stock which may be converted to cash ($5.38 per share)	—	—	7,528,234
Stockholders’ equity	23,944	23,378	31,235,144

The working capital (deficiency) excludes $12,500 of costs related to this offering which were paid prior to December 31, 2004 and $73,804 which were paid prior to March 31, 2005. These deferred offering costs have been recorded as a long-term asset and are reclassified against stockholders’ equity in the “as adjusted” column.

The “as adjusted” information gives effect to the sale of the units we are offering including the application of the related gross proceeds and the payment of the estimated remaining costs from such sale.

The working capital (deficiency) and total assets amounts include the $37,660,000 being held in the trust fund, which will be available to us only upon the consummation of a business combination within the time period described in this prospectus. If a business combination is not so consummated, we will be dissolved and the proceeds held in the trust fund will be distributed solely to our public stockholders.

We will not proceed with a business combination if public stockholders owning 20% or more of the shares sold in this offering vote against the business combination and exercise their conversion rights. Accordingly, we would be able to consummate a business combination if public stockholders owning up to approximately 19.99% of the shares sold in this offering exercise their conversion rights. If this occurred, we would be required to convert to cash up to approximately 19.99% of the 7,000,000 shares of common stock sold in this offering, or 1,399,300 shares of common stock, at an initial per share conversion price of $5.38, without taking into account interest earned on the trust fund. The actual per share conversion price will be equal to:

•	the amount in the trust fund, including all accrued interest, as of two business days prior to the proposed consummation of the business combination,

•	divided by the number of shares of common stock sold in the offering.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully all of the material risks described below, together with the other information contained in this prospectus before making a decision to invest in our units.

Risks associated with our business

We are a development stage company with no operating history and, accordingly, you will not have any basis on which to evaluate our ability to achieve our business objective.

We are a recently incorporated development stage company with no operating results to date. Therefore, our ability to begin operations is dependent upon obtaining financing through the public offering of our securities. Since we do not have an operating history, you will have no basis upon which to evaluate our ability to achieve our business objective, which is to acquire an operating business in the homeland security industry. We have not conducted any discussions and we have no plans, arrangements or understandings with any prospective acquisition candidates. We will not generate any revenues (other than interest income on the proceeds of this offering) until, at the earliest, after the consummation of a business combination.

If we are forced to dissolve and liquidate before a business combination, our public stockholders will receive less than $6.00 per share upon distribution of the trust fund and our warrants will expire worthless.

If we are unable to complete a business combination and are forced to dissolve and liquidate our assets, the per share liquidation will be less than $6.00 because of the expenses of this offering, our general and administrative expenses and the anticipated costs of seeking a business combination. Furthermore, there will be no distribution with respect to our outstanding warrants and, accordingly, the warrants will expire worthless if we liquidate before the completion of a business combination. For a more complete discussion of the effects on our stockholders if we are unable to complete a business combination, see the section below entitled “Effecting a business combination—Dissolution and liquidation if no business combination.”

You will not be entitled to protections normally afforded to investors of blank check companies.

Since the net proceeds of this offering are intended to be used to complete a business combination with a target business that has not been identified, we may be deemed to be a “blank check” company under the United States securities laws. However, since we will have net tangible assets in excess of $5,000,000 upon the successful consummation of this offering and will file a Current Report on Form 8-K with the SEC upon consummation of this offering including an audited balance sheet demonstrating this fact, we are exempt from rules promulgated by the SEC to protect investors of blank check companies such as Rule 419. Accordingly, investors will not be afforded the benefits or protections of those rules. Because we are not subject to Rule 419, our units will be immediately tradable. For a more detailed comparison of our offering to offerings under Rule 419, see the section entitled “Comparison to offerings of blank check companies” below.

Because there are numerous companies with a business plan similar to ours seeking to effectuate a business combination, it may be more difficult for us to complete a business combination.

Since August 2003, based upon publicly available information, approximately 20 similarly structured blank check companies have completed initial public offerings and approximately 25 others have filed registration statements for initial public offerings.  Of these companies, only one company has consummated a business combination, while three other companies have announced they have entered into a definitive agreement for a business combination, but have not consummated such business combination.  Accordingly, there are approximately 20 blank check companies with more than $650 million in trust, and may be at least 25 additional blank check companies which may compile more than $1.9 billion in trust, that are seeking to carry out a business plan similar to our business plan.  While some of those companies have specific industries that they must complete a business combination in, a number of them may consummate a business combination in any industry they choose.  We may therefore be subject to competition from these and other companies seeking to consummate a business plan similar to ours which will, as a result, increase demand for privately-held companies to combine with companies structured similarly to ours.  Further, the fact that only one of such companies has completed a business combination and three of such companies have entered into a definitive agreement for a business combination may be an indication that there are only a limited number of attractive target businesses available to such entities or that many privately-held target businesses may not be inclined to enter into business combinations with publicly held blank check companies like us. We cannot assure you that we will be able to successfully compete for an attractive business combination.  Additionally, because of this competition, we cannot assure you that we will be able to effectuate a business combination within the required time periods.  If we are unable to find a suitable target business within such time periods, we will be forced to liquidate.

If third parties bring claims against us, the proceeds held in trust could be reduced and the per share liquidation price received by stockholders will be less than $5.38 per share.

Our placing of funds in trust may not protect those funds from third party claims against us. Although we will seek to have all vendors, prospective target businesses or other entities we engage execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust fund. Nor is there any guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Accordingly, the proceeds held in trust could be subject to claims which could take priority over the claims of our public stockholders and the per share liquidation price could be less than $5.38, plus interest, due to claims of such creditors. If we are unable to complete a business combination and are forced to liquidate, C. Thomas McMillen, our Chairman, and Harvey Weiss, our Chief Executive Officer, President, Secretary and a member of our Board of Directors, will be personally liable under certain circumstances to ensure that the proceeds in the trust fund are not reduced by the claims of various vendors or other entities that are owed money by us for services rendered or products sold to us. However, we cannot assure you that Messrs. McMillen and Weiss will be able to satisfy those obligations.

Since we have not currently selected a prospective target business with which to complete a business combination, investors in this offering are unable to currently ascertain the merits or risks of the target business’ operations.

Since we have not yet identified a prospective target, investors in this offering have no current basis to evaluate the possible merits or risks of the target business’ operations. To the extent we complete a business combination with a financially unstable company or an entity in its development stage, we may be affected by numerous risks inherent in the business operations of those entities. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all of the significant risk factors. We also cannot assure you that an investment in our units will not ultimately prove to be less favorable to investors in this offering than a direct investment, if an opportunity were available, in a target business. For a more complete discussion of our selection of a target business, see the section below entitled “Effecting a business combination—We have not identified a target business.”

We may issue shares of our capital stock or debt securities to complete a business combination, which would reduce the equity interest of our stockholders and likely cause a change in control of our ownership.

Our amended and restated certificate of incorporation authorizes the issuance of up to 50,000,000 shares of common stock, par value $.0001 per share, and 1,000,000 shares of preferred stock, par value $.0001 per share. Immediately after this offering (assuming no exercise of the underwriters’ over-allotment option), there will be 25,150,000 authorized but unissued shares of our common stock available for issuance (after appropriate reservation for the issuance of shares upon full exercise of our outstanding warrants and the purchase option) and all of the 1,000,000 shares of preferred stock available for issuance. Although we have no commitments as of the date of this offering to issue our securities, we may issue a substantial number of additional shares of our common stock or preferred stock, or a combination of common and preferred stock, to complete a business combination. The issuance of additional shares of our common stock or any number of shares of our preferred stock:

•	may significantly reduce the equity interest of investors in this offering;

•
will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely also result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.

Similarly, if we issued debt securities, it could result in:

•	default and foreclosure on our assets if our operating cash flow after a business combination were insufficient to pay our debt obligations;

•
acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contained covenants that required the maintenance of certain financial ratios or reserves and any such covenant were breached without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security was payable on demand;

•	covenants that limit our ability to acquire capital assets or make additional acquisitions; and

•	our inability to obtain additional financing, if necessary, if the debt security contained covenants restricting our ability to obtain additional financing while such security was outstanding.

For a more complete discussion of the possible structure of a business combination, see the sections below entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Effecting a business combination—Selection of a target business.”

It is probable that we will only be able to complete one business combination with the proceeds of this offering, which will cause us to be solely dependent on a single business and a limited number of products or services.

The net proceeds from this offering will provide us with approximately $38,740,000 which we may use to complete a business combination. Our initial business combination must be with a business or businesses with a collective fair market value of at least 80% of our net assets at the time of such acquisition. We may further seek to acquire a target business that has a fair market value significantly in excess of 80% of our net assets. Although as of the date of this prospectus we have not engaged or retained, had any discussions with, or entered into any agreements with, any third party regarding any such potential financing transactions, we could seek to fund such a business combination by raising additional funds through the sale of our securities or through loan arrangements. However, if we were to seek such additional funds, any such arrangement would only be consummated simultaneously with our consummation of a business combination.

We may not be able to acquire more than one target business because of various factors, including possible complex domestic or international accounting issues, which would include generating pro forma financial statements reflecting the operations of several target businesses as if they had been combined, and numerous logistical issues, which could include attempting to coordinate the timing of negotiations, proxy statement disclosure and closings with multiple target businesses. In addition, we would also be exposed to the risks that conditions to closings with respect to the acquisition of one or more of the target businesses would not be satisfied bringing the fair market value of the initial business combination below the required fair market value of 80% of net assets threshold. Consequently, it is probable that, unless the purchase price consists substantially of our equity, we will have the ability to complete only the initial business combination with the proceeds of this offering. Accordingly, the prospects for our success may be:

•	solely dependent upon the performance of a single business, or

•	dependent upon the development or market acceptance of a single or limited number of products, processes or services.

In this case, we will not be able to diversify our operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities which may have the resources to complete several business combinations in different industries or different areas of a single industry.

Because of our limited resources and the significant competition for business combination opportunities, we may not be able to consummate an attractive business combination.

We expect to encounter intense competition from other entities having a business objective similar to ours, including venture capital and private equity funds, leveraged buyout funds and operating businesses competing for acquisitions. Many of these entities are well established and have extensive experience in identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than we do and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe that there are numerous potential target businesses that we could acquire with the net proceeds of this offering, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses. In addition, we may not have enough cash available from funds outside of the trust account to make deposits, down payments or fund a “no-shop” provision in connection with a particular business combination which may cause us to be at a competitive disadvantage in pursuing the acquisition of target businesses. Further, the obligation we have to seek stockholder approval of a business combination may delay the consummation of a transaction, and our obligation to convert into cash the shares of common stock held by public stockholders in certain instances may reduce the resources available for a business combination. Additionally, our outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Any of these obligations may place us at a competitive disadvantage in successfully negotiating a business combination.

Our ability to successfully effect a business combination and to be successful afterwards will be totally dependent upon the efforts of our key personnel, some of whom may join us following a business combination and whom we would have only a limited ability to evaluate.

Our ability to successfully effect a business combination will be totally dependent upon the efforts of our key personnel. The future role of our key personnel following a business combination, however, cannot presently be fully ascertained. Although we expect most of our management and other key personnel, particularly our chairman of the board and chief executive officer and president, to remain associated with us following a business combination, we may employ other personnel following the business combination. Moreover, our current management will only be able to remain with the combined company after the consummation of a business combination if they are able to negotiate and agree to mutually acceptable terms customary in employment agreements as part of any such combination, which terms would be disclosed to stockholders in any proxy statement relating to such transaction. If we acquire a target business in an all-cash transaction, it would be more likely that current members of management would remain with the combined company if they chose to do so. If a business combination were to be structured as a merger whereby the stockholders of the target company were to control the combined company following a business combination, it may be less likely that our current management would remain with the combined company unless it was negotiated as part of the transaction via the acquisition agreement, an employment agreement or other arrangement. If management negotiated to be retained by the combined company post-business combination as a condition to any potential business combination, such negotiations may result in a conflict of interest. While we intend to closely scrutinize any additional individuals we engage after a business combination, we cannot assure you that our assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a public company as well as United States securities laws which could cause us to have to expend time and resources helping them become familiar with such laws. This could be expensive and time-consuming and could lead to various regulatory issues which may adversely affect our operations.

Our officers and directors will allocate their time to other businesses thereby causing conflicts of interest in their determination as to how much time to devote to our affairs. This could have a negative impact on our ability to consummate a business combination.

Our officers and directors are not required to commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and other businesses. We do not intend to have any full time employees prior to the consummation of a business combination. Each of our officers are engaged in several other business endeavors and are not obligated to contribute any specific number of hours per week to our affairs. If our officers’ other business affairs require them to devote more substantial amounts of time to such affairs, it could limit their ability to devote time to our affairs and could have a negative impact on our ability to consummate a business combination. For a complete discussion of the potential conflicts of interest that you should be aware of, see the section below entitled “Management—Conflicts of Interest.” We cannot assure you that these conflicts will be resolved in our favor.

Our officers and directors may in the future become affiliated with entities engaged in business activities similar to those intended to be conducted by us and accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

Our officers and directors may in the future become affiliated with entities, including other “blank check” companies, engaged in business activities similar to those intended to be conducted by us. Additionally, our officers and directors may become aware of business opportunities which may be appropriate for presentation to us as well as the other entities with which they are or may be affiliated. Further, certain of our officers and directors are currently involved in other businesses that are similar to the business activities that we intend to conduct following a business combination. Due to these existing affiliations, they may have fiduciary obligations or contractual obligations to present potential business opportunities to those entities prior to presenting them to us which could cause additional conflicts of interest. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. For a discussion of our management’s business affiliations and the potential conflicts of interest that you should be aware of, see the sections below entitled “Management—Directors and Executive Officers” and “Management—Conflicts of Interest.” We cannot assure you that these conflicts will be resolved in our favor.

All of our directors own shares of our common stock which will not participate in liquidation distributions and therefore they may have a conflict of interest in determining whether a particular target business is appropriate for a business combination.

All of our directors own shares of common stock of our company which were issued prior to this offering, but have waived their right to receive distributions with respect to those shares upon our liquidation upon our failure to complete a business combination. Additionally, each of C. Thomas McMillen and Harvey Weiss have agreed with the representative of the underwriters that they and certain of their affiliates or designees will purchase warrants in the open market following this offering. The shares and warrants owned by our directors will be worthless if we do not consummate a business combination. The personal and financial interests of our directors may influence their motivation in identifying and selecting a target business and completing a business combination timely. Consequently, our directors’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our stockholders’ best interest.

If our common stock becomes subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

If at any time we have net tangible assets of $5,000,000 or less and our common stock has a market price per share of less than $5.00, transactions in our common stock may be subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to a transaction prior to sale;

•
provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•
obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

If our common stock becomes subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

We may be unable to obtain additional financing, if required, to complete a business combination or to fund the operations and growth of the target business, which could compel us to restructure the transaction or abandon a particular business combination.

Although we believe that the net proceeds of this offering will be sufficient to allow us to consummate a business combination, we have not yet identified any prospective target business and we cannot ascertain the capital requirements for any particular transaction. If the net proceeds of this offering prove to be insufficient, either because of the size of the business combination or the depletion of the available net proceeds outside of the trust fund in search of a target business, or because we become obligated to convert into cash a significant number of shares from dissenting stockholders, we will be required to seek additional financing. We cannot assure you that such financing would be available on acceptable terms, if at all. To the extent that additional financing proves to be unavailable when needed to consummate a particular business combination, we would be compelled to restructure the transaction or abandon that particular business combination and seek an alternative target business candidate. In addition, it is possible that we could use a portion of the funds not in the trust account to make a deposit, down payment or fund a “no-shop” provision with respect to a proposed business combination, although we do not have any current intention to do so. In the event that we were ultimately required to forfeit such funds (whether as a result of our breach of the agreement relating to such payment or otherwise), we may not have a sufficient amount of working capital available outside of the trust account to conduct due diligence and pay other expenses related to finding a suitable business combination without securing additional financing. If were unable to secure additional financing, we would most likely fail to consummate a business combination in the allotted time and would be forced to liquidate. In addition, if we consummate a business combination, we may require additional financing to fund the operations or growth of the target business. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the target business. None of our officers, directors or stockholders is required to provide any financing to us in connection with or after a business combination.

Our existing stockholders, including our officers and directors, control a substantial interest in us and thus may influence certain actions requiring stockholder vote.

Upon consummation of our offering, our existing stockholders (including all of our officers and directors) will collectively own 20% of our issued and outstanding shares of common stock (assuming they do not purchase units in this offering). None of our existing stockholders, officers and directors has indicated to us that he or it intends to purchase units in the offering. Any shares of common stock acquired by existing stockholders in the aftermarket will be considered as part of the holding of the public stockholders and will have the same rights as other public stockholders, including voting and conversion rights with respect to a potential business combination. Accordingly, they may vote on a proposed business combination with respect to securities acquired in the aftermarket any way they choose.

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. It is unlikely that there will be an annual meeting of stockholders to elect new directors prior to the consummation of a business combination, in which case all of the current directors will continue in office at least until the consummation of the business combination. If there is an annual meeting, as a consequence of our “staggered” board of directors, only a minority of the board of directors will be considered for election and our existing stockholders, because of their ownership position, will have considerable influence regarding the outcome. Accordingly, our existing stockholders will continue to exert control at least until the consummation of a business combination. In addition, our existing stockholders and their affiliates and relatives are not prohibited from purchasing units in this offering or shares in the aftermarket. If they do, we cannot assure you that our existing stockholders will not have considerable influence upon the vote in connection with a business combination.

Our existing stockholders paid an aggregate of $25,000, or approximately $0.014 per share, for their shares and, accordingly, you will experience immediate and substantial dilution from the purchase of our common stock.

The difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to you and the other investors in this offering. The fact that our existing stockholders acquired their shares of common stock at a nominal price has significantly contributed to this dilution. Assuming the offering is completed, you and the other new investors will incur an immediate and substantial dilution of approximately 29% or $1.75 per share (the difference between the pro forma net tangible book value per share of $4.25, and the initial offering price of $6.00 per unit).

Our outstanding warrants may have an adverse effect on the market price of common stock and make it more difficult to effect a business combination.

In connection with this offering, as part of the units, we will be issuing warrants to purchase 14,000,000 shares of common stock. We will also issue an option to purchase 700,000 units to the representative of the underwriters which, if exercised, will result in the issuance of an additional 1,400,000 warrants. To the extent we issue shares of common stock to effect a business combination, the potential for the issuance of substantial numbers of additional shares upon exercise of these warrants could make us a less attractive acquisition vehicle in the eyes of a target business as such securities, when exercised, will increase the number of issued and outstanding shares of our common stock and reduce the value of the shares issued to complete the business combination. Other target businesses may not like the “cashless exercise” feature of such warrants, which may lead to additional dilution without receipt of any additional cash. Accordingly, our warrants may make it more difficult to effectuate a business combination or increase the cost of the target business. Additionally, the sale, or even the possibility of sale, of the shares underlying the warrants could have an adverse effect on the market price for our securities or on our ability to obtain future public financing. If and to the extent these warrants are exercised, you may experience dilution to your holdings.

If our existing stockholders exercise their registration rights, it may have an adverse effect on the market price our common stock and the existence of these rights may make it more difficult to effect a business combination.

Our existing stockholders are entitled to demand that we register the resale of their shares of common stock at any time after the date on which their shares are released from escrow, which, except in limited circumstances, will not be before three years from the date of this prospectus. If our existing stockholders exercise their registration rights with respect to all of their shares of common stock, then there will be an additional 1,750,000 shares of common stock eligible for trading in the public market. The presence of this additional number of shares of common stock eligible for trading in the public market may have an adverse effect on the market price of our common stock. In addition, the existence of these rights may make it more difficult to effectuate a business combination or increase the cost of the target business, as the stockholders of the target business may be discouraged from entering into a business combination with us or request a higher price for their securities as a result of these registration rights and the potential future effect their exercise may have on the trading market for our common stock.

If you are not an institutional investor, you may purchase our securities in this offering only if you reside within certain states and may engage in resale transactions only in those states and a limited number of other jurisdictions.

We have applied to register our securities, or have obtained or will seek to obtain an exemption from registration, in Colorado, Delaware, the District of Columbia, Florida, Hawaii, Illinois, Indiana, New York and Rhode Island. If you are not an “institutional investor,” you must be a resident of these jurisdictions to purchase our securities in the offering. Institutional investors in every state except Idaho and Oregon may purchase units in this offering pursuant to exemptions provided to such entities under the Blue Sky laws of various states. The definition of an “institutional investor” varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities. In order to prevent resale transactions in violation of states’ securities laws, you may engage in resale transactions only in these states and in a limited number of other jurisdictions in which an applicable exemption is available or a Blue Sky application has been filed and accepted. This restriction on resale may limit your ability to resell the securities purchased in this offering and may impact the price of our securities. For a more complete discussion of the Blue Sky state securities laws and registrations affecting this offering, please see the section entitled “State Blue Sky Information” below.

There is currently no market for our securities and a market for our securities may not develop, which could adversely affect the liquidity and price of our securities.

There is no market for our securities. Therefore, stockholders should be aware that they cannot benefit from information about prior market history as to their decisions to invest which means they are at further risk if they invest. In addition, the price of the securities, after the offering, can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports.

Furthermore, an active trading market for our securities may never develop or, if developed, it may not be maintained. Investors may be unable to sell their securities unless a market can be established or maintained.

We intend to have our securities quoted on the OTC Bulletin Board, which will limit the liquidity and price of our securities more than if our securities were quoted or listed on the Nasdaq Stock Market or a national exchange.

Our securities will be traded in the over-the-counter market. It is anticipated that they will be quoted on the OTC Bulletin Board, an NASD-sponsored and operated inter-dealer automated quotation system for equity securities not included in the Nasdaq Stock Market. Quotation of our securities on the OTC Bulletin Board will limit the liquidity and price of our securities more than if our securities were quoted or listed on The Nasdaq Stock Market or a national exchange. We cannot assure you, however, that such securities will be approved for quotation or continue to be authorized for quotation on the OTC Bulletin Board or any other market in the future.

The representative of the underwriters in the offering will not make a market for our securities which could adversely affect the liquidity and price of our securities.

Sunrise Securities Corp., the representative of the underwriters in this offering, does not make markets in securities and will not be making a market in our securities. Sunrise Securities Corp. not acting as a market maker for our securities may adversely impact the liquidity of our securities.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete a business combination.

If we are deemed to be an investment company under the Investment Company Act of 1940, our activities may be restricted, including:

•	restrictions on the nature of our investments; and

•	restrictions on the issuance of securities,

which may make it difficult for us to complete a business combination.

In addition, we may have imposed upon us burdensome requirements, including:

•	registration as an investment company;

•	adoption of a specific form of corporate structure; and

•	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

We do not believe that our anticipated principal activities will subject us to the Investment Company Act of 1940. To this end, the proceeds held in trust may only be invested by the trust agent in “government securities” with specific maturity dates. By restricting the investment of the proceeds to these instruments, we intend to meet the requirements for the exemption provided in Rule 3a-1 promulgated under the Investment Company Act of 1940. If we were deemed to be subject to the act, compliance with these additional regulatory burdens would require additional expense that we have not allotted for.

Because we may be deemed to have no “independent” directors, actions taken and expenses incurred by our officers and directors on our behalf will generally not be subject to “independent” review.

Each of our directors owns shares of our common stock and, although no salary or other compensation will be paid to them for services rendered prior to or in connection with a business combination, they may receive reimbursement for out-of-pocket expenses incurred by them in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Because none of our directors will be deemed “independent,” we will generally not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement. Although we believe that all actions taken by our directors on our behalf will be in our best interests, we cannot assure you that this will be the case. If actions are taken, or expenses are incurred that are not in our best interests, it could have a material adverse effect on our business and operations and the price of our stock held by the public stockholders.

Because our initial stockholders’ initial equity investment was only $25,000, our offering may be disallowed by state administrators that follow the North American Securities Administrators Association, Inc. Statement of Policy on development stage companies.

Pursuant to the Statement of Policy Regarding Promoter’s Equity Investment promulgated by The North American Securities Administrators Association, Inc., an international organization devoted to investor protection, any state administrator may disallow an offering of a development stage company if the initial equity investment by a company’s promoters does not equal a certain percentage of the aggregate public offering price. Our initial stockholders’ investment of $25,000 is less than the required $1,160,000 minimum amount pursuant to this policy. Accordingly, a state administrator would have the discretion to disallow our offering if it wanted to. We cannot assure you that our offering would not be disallowed pursuant to this policy. Additionally, the initial equity investment made by the initial stockholders may not adequately protect investors.

Risks associated with the homeland security industry

We may acquire a company that contracts directly with the government on homeland security projects, or we may acquire a company that acts as a subcontractor, supplier or partner with another party or parties that contract with the government. In either case, the risk factors below may directly or indirectly impact us.

The loss or impairment of our relationship with governments and their agencies could adversely affect our business.

Our target company may derive a substantial portion of revenue from work performed under government contracts, either directly or as a subcontractor, partner or supplier to a party working under such a contract. If our target company or other company with which we had any such relationship were suspended or prohibited from contracting with the federal or state governments, or with a significant agency of the government, or if any of these agencies ceased doing business with them or significantly decreased the amount of business it does with them, our target company’s business, prospects, financial condition and operating results could be significantly impaired.

Changes in spending priorities may cause a reduction in the demand or profitability of the products or services we may ultimately produce or offer.

Government expenditures and expenditures by companies in the private sector on homeland security tend to fluctuate based on a variety of political, economic and threat factors. While spending authorization for homeland security by the government and private sector has increased in recent years, future levels of expenditures and authorizations for these programs may decrease, remain constant or shift to programs in areas where our target business does not currently provide products or services. A significant decline in government or private sector expenditures, or a shift of expenditures away from programs our target company supports, could adversely affect our target company’s business, prospects, financial condition or operating results.

Federal government contracts often contain provisions that are unfavorable, which could adversely affect our target company’s business.

Federal government contracts contain provisions and are subject to laws and regulations that give the government rights and remedies not typically found in commercial contracts, including allowing the government to:

•	Terminate existing contracts for convenience, as well as for default;

•	Reduce or modify contracts or subcontracts;

•	Cancel multi-year contracts and related orders if funds for contract performance for any subsequent year become unavailable;

•	Decline to exercise an option to renew a multi-year contract;

•	Claim rights in products and systems produced by the company;

•	Suspend or debar the company from doing business with the federal government or with a governmental agency; and

•	Control or prohibit the export of products.

If the government terminates a contract for convenience, our target company may recover only their incurred or committed costs, settlement expenses and profit on work completed prior to the termination. If the government terminates a contract for default, our target company may not recover even those amounts, and instead may be liable for excess costs incurred by the government in procuring undelivered items and services from another source. As is common with government contractors, some of our target company’s contracts may experience performance issues in the future. Our target company may in the future receive “show cause” or cure notices under contracts that, if not addressed to the government’s satisfaction, could give the government the right to terminate those contracts for default or to cease procuring services under those contracts in the future. Even if we are not directly the party to a government contract, as in the case of a subcontract relationship, the impact of the above on the prime contractor would likely impact us directly.

We will likely have to comply with complex procurement laws and regulations which may impose added costs on our target company’s business.

Our target company will likely have to comply with and will be affected by laws and regulations relating to the formation, administration and performance of federal government contracts, which affect how they do business with their customers and may impose added costs on their business. For example, our target company or parties with which it does business will likely be subject to the Federal Acquisition Regulations and all supplements (including those issued by the Department of Homeland Security), which comprehensively regulate the formation, administration and performance of federal government contracts, and to the Truth-in-Negotiations Act, which requires certification and disclosure of cost and pricing data in connection with contract negotiations. If a government review or investigation uncovers improper or illegal activities, our target company may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or debarment from doing business with federal government agencies, which could materially adversely affect our target company’s business, prospects, financial condition or operating results. In addition, our target company or parties with which it does business will likely be subject to industrial security regulations of Department of Defense and other federal agencies that are designed to safeguard against foreigners access to classified information. We may also be liable for systems and services failure and security breaks with respect to the solutions, services, products, or other applications we sell to the government. If we were to come under foreign ownership, control or influence, our federal government customers could terminate or decide not to renew their contracts, and it could impair their ability to obtain new contracts. The government may reform its procurement practices or adopt new contracting rules and regulations, including cost-accounting standards, that could be costly to satisfy or that could impair our target company’s ability to obtain new contracts.

Government contracts are usually awarded through a competitive bidding process which entails risks not present in other circumstances.

A meaningful amount of the business that our target company may expect to seek directly or through parties with which it does business in the foreseeable future will likely be awarded through competitive bidding. Competitive bidding presents a number of risks, including the:

•	need to bid on programs in advance of the completion of their design, which may result in unforeseen technological difficulties and cost overruns;

•	substantial cost and managerial time and effort that our target company may spend to prepare bids and proposals for contracts that may not be awarded to our target company;

•	need to accurately estimate the resources and cost structure that will be required to service any contract our target company is awarded; and

•
expense and delay that may arise if our target company’s or its partners’ competitors protest or challenge contract awards made to our target company or partners pursuant to competitive bidding, and the risk that any such protest or challenge could result in the resubmission of bids on modified specifications, or in termination, reduction or modification of the awarded contract.

Our target company may not be provided the opportunity in the near term to bid on contracts that are held by other companies and are scheduled to expire if the government determines to extend the existing contracts. If our target company is unable to win particular contracts that are awarded through the competitive bidding process, they may not be able to operate in the market for services that are provided under those contracts for a number of years. If our target company is unable to consistently win new contract awards over any extended period, their business and prospects could be adversely affected.

Federal government customers spend their procurement budgets through multiple award contracts and our failure to compete for post-award orders under these contracts could adversely affect our acquired companies’ business.

Budgetary pressures and reforms in the procurement process may force our target company’s potential Federal government customers to increasingly purchase goods and services through indefinite delivery, indefinite quantity, or IDIQ, contracts, General Services Administration, or GSA, schedule contracts and other similar multiple-award and/or government-wide acquisition contract vehicles. These contract vehicles do not guarantee work and may result in increased competition and pricing pressure causing our acquired companies to make sustained post-award efforts to realize revenues under the relevant contract. Our target company may not be able to successfully sell their services or otherwise increase their revenues under these contract vehicles. Our target company’s failure to compete effectively in this procurement environment could have a material adverse effect on our target company’s business, prospects, financial condition and results of operations.

Our contracts with the federal government and its agencies will be subject to audits and cost adjustments.

The federal government audits and reviews performance on contracts, pricing practices, cost structure and compliance with applicable laws, regulations and standards. Like most government contractors, our acquired companies’ contract costs will be audited and reviewed on a continual basis. In addition, nonaudit reviews by the government may still be conducted on all their government contracts. An audit of work performed by our target company could result in a substantial adjustment to our revenues because any costs found to be improperly allocated to a specific contract will not be reimbursed, and revenues our target company may have already recognized may need to be refunded. If a government audit uncovers improper or illegal activities, our target company may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or debarment from doing business with federal government agencies. In addition, our acquired companies could suffer serious harm to reputation if allegations of impropriety were made.

Our target business may face inherent product liability or other liability risks which could result in a large claim against us.

Our target company may face the inherent risk of exposure to product liability and other liability claims resulting from the use of its products, especially to the extent such products will be depended upon in emergency, rescue and public safety situations that may involve physical harm or even death to individuals, as well as potential loss or damage to property. Despite quality control systems and inspection, there remains an ever-present risk of an accident resulting from a faulty manufacture or maintenance of products, or an act of an agent outside the control of the companies or their suppliers. A product liability claim, or other legal claims based on theories including personal injury or wrongful death, made against our target company could adversely affect its operations and financial condition. Although there may be insurance to cover the product liability claims, there is no assurance that the amount of coverage will be sufficient. Furthermore, we cannot assure you that our target company if engaged in the sale of so-called “anti-terrorism technologies” could avail itself of the liability protections intended to be afforded by the Support Anti-Terrorism by Fostering Effective Technologies Act of 2002, or the SAFETY Act.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be as set forth in the following table:

	Without Over- Allotment Option	Over-Allotment Option Exercised
Gross proceeds	$42,000,000.00	$48,300,000.00
Offering expenses (1)
Underwriting discount (6% of gross proceeds)	2,520,000.00	2,898,000.00
Underwriting non-accountable expense allowance (1% of gross proceeds)	420,000.00	420,000.00
Legal fees and expenses (including blue sky services and expenses)	200,000.00	200,000.00
Miscellaneous expenses	32,822.69	32,822.69
Printing and engraving expenses	30,000.00	30,000.00
Accounting fees and expenses	25,000.00	25,000.00
SEC registration fee	17,005.31	17,005.31
NASD registration fee	15,172.00	15,172.00

Net proceeds
Held in trust	37,660,000	43,309,000
Not held in trust	1,080,000	1,353,000

Total net proceeds	$38,740,000	$44,662,000

Use of net proceeds not held in trust
Legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiation of a business combination	$225,000	(20.90)%	$225,000	(16.60)%
Payment for office space to Global Defense Corporation and for administrative and support services ($7,500 per month for up to 18 months)	135,000	(12.50)%	135,000	(10.00)%
Due diligence of prospective target businesses	50,000	(4.60)%	50,000	(3.70)%
Legal and accounting fees relating to SEC reporting obligations	40,000	(3.70)%	40,000	(3.00)%
Working capital to cover miscellaneous expenses (including potential deposits, down payments or funding of a “no-shop” provision in connection with respect to a particular business combination), D&O insurance and reserves	630,000	(58.30)%	903,000	(66.70)%
Total	$1,080,000	(100.00)%	$1,353,000	(100.00)%
———————
(1)
A portion of the offering expenses have been paid from the funds we received from Messrs. McMillen, Weiss and Mitchell described below. These funds will be repaid out of the proceeds of this offering not being placed in trust upon consummation of this offering.

$37,660,000, or $43,309,000 if the underwriters’ over-allotment option is exercised in full, of net proceeds will be placed in a trust account at JPMorgan Chase NY Bank maintained by Continental Transfer & Trust Company, New York, New York, as trustee. The proceeds held in trust will not be released from the trust fund until the earlier of the completion of a business combination or our dissolution and liquidation. The proceeds held in the trust fund may be used as consideration to pay the sellers of a target business with which we ultimately complete a business combination. Any amounts not paid as consideration to the sellers of the target business may be used to finance operations of the target business or to effect other acquisitions, as determined by our board of directors at that time.

We currently pay an unaffiliated third party approximately $190 per month for office space and certain other additional administrative services. Upon completion of the initial public offering, we have allocated up to a maximum of $7,500 per month for office space and general administrative services to be paid to Global Defense Corporation, an affiliate of Mr. McMillen. This arrangement is being agreed to by Global Defense Corporation for our benefit and is not intended to provide Mr. McMillen compensation in lieu of salary. We believe, based on rents and fees for similar services in the Washington D.C. metropolitan area, that the fee charged by Global Defense Corporation is at least as favorable as we could have obtained from an unaffiliated person. However, as our directors may not be deemed “independent,” we did not have the benefit of disinterested directors approving these transactions. Upon completion of a business combination or our liquidation, we will no longer be required to pay this monthly fee.

We intend to use the excess working capital for director and officer liability insurance premiums and due diligence, legal, accounting and other expenses of structuring and negotiating business combinations if our estimates are exceeded, as well as for reimbursement of any out-of-pocket expenses incurred by our existing stockholders in connection with activities on our behalf as described below. We believe that the excess working capital will be sufficient to cover the foregoing expenses and reimbursement costs.

However, it is also possible that we could use a portion of the funds not in the trust account to make a deposit, down payment or fund a “no-shop” provision with respect to a particular proposed business combination, although we do not have any current intention to do so. In the event that we were ultimately required to forfeit such funds (whether as a result of our breach of the agreement relating to such payment or otherwise), we may not have a sufficient amount of working capital available outside of the trust account to conduct due diligence and pay other expenses related to finding a suitable business combination without securing additional financing. If were unable to secure additional financing, we would most likely fail to consummate a business combination in the allotted time and would be forced to liquidate.

To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust fund as well as any other net proceeds not expended will be used to finance the operations of the target business.

Washington Capital Advisors, LLC., a company owned by our Chairman and a member of our Board of Directors, C. Thomas McMillen, Harvey Weiss, our Chief Executive Officer, President, Secretary and a member of our Board of Directors, and David Mitchell, a member of our Board of Directors, advanced to us $25,000, $25,000 and $10,000, respectively, aggregating $60,000, which was used to pay a portion of the expenses of this offering referenced in the line items above for SEC registration fee, NASD registration fee and legal fees and expenses. The loans will be payable without interest on the earlier of March 9, 2006 or the consummation of this offering. The loans will be repaid out of the proceeds of this offering not being placed in trust.

The net proceeds of this offering not held in the trust fund and not immediately required for the purposes set forth above will be invested only in United States “government securities,” defined as any Treasury Bill issued by the United States having a maturity of one hundred and eighty days or less so that we are not deemed to be an investment company under the Investment Company Act. The interest income derived from investment of these net proceeds during this period will be used to defray our general and administrative expenses, as well as costs relating to compliance with securities laws and regulations, including associated professional fees, until a business combination is completed.

We believe that, upon consummation of this offering, we will have sufficient available funds to operate for at least the next 18 months, assuming that a business combination is not consummated during that time.

Other than the $7,500 aggregate per month administrative fees described above, no compensation of any kind (including finder’s and consulting fees) will be paid to any of our existing stockholders, or any affiliates of our directors or officers, for services rendered to us prior to or in connection with the consummation of the business combination. However, our existing stockholders will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Since the role of present management after a business combination is uncertain, we have no ability to determine what remuneration, if any, will be paid to those persons after a business combination.

A public stockholder will be entitled to receive funds from the trust fund (including interest earned on his, her or its portion of the trust fund) only in the event of our dissolution and liquidation upon our failure to complete a business combination within the allotted time or if that public stockholder were to seek to convert such shares into cash in connection with a business combination which the public stockholder voted against and which we actually consummate. In no other circumstances will a public stockholder have any right or interest of any kind to or in the trust fund.

DILUTION

The difference between the public offering price per share of common stock, assuming no value is attributed to the warrants included in the units, and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities (including the value of common stock which may be converted into cash), by the number of outstanding shares of our common stock.

At March 31, 2005, our net tangible book value was $(50,426), or approximately $(.03) per share of common stock. After giving effect to the sale of 7,000,000 shares of common stock included in the units, and the deduction of underwriting discounts and estimated expenses of this offering, our pro forma net tangible book value at March 31, 2005 would have been $31,235,144 or $4.25 per share, representing an immediate increase in net tangible book value of $4.28 per share to the existing stockholders and an immediate dilution of $1.75 per share or 29.2% to new investors not exercising their conversion rights. For purposes of presentation, our pro forma net tangible book value after this offering is approximately $7,528,234 less than it otherwise would have been because if we effect a business combination, the conversion rights to the public stockholders may result in the conversion into cash of up to approximately 19.99% of the aggregate number of the shares sold in this offering at a per share conversion price equal to the amount in the trust account as of the record date for the determination of stockholders entitled to vote on the business combination, inclusive of any interest, divided by the number of shares sold in this offering.

The following table illustrates the dilution to the new investors on a per share basis, assuming no value is attributed to the warrants included in the units:

Public offering price		$6.00
Net tangible book value before this offering	(0.03)
Increase attributable to new investors	4.28

Pro forma net tangible book value after this offering		4.25

Dilution to new investors		$1.75

The following table sets forth information with respect to our existing stockholders and the new investors:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percentage	Amount	Percentage
Existing stockholders	1,750,000	20%	$25,000	0.06%	$0.014
New investors	7,000,000	80%	$42,000,000	99.94%	$6.00
	8,750,000	100%	$42,025,000	100%

The pro forma net tangible book value after the offering is calculated as follows:

Numerator:
Net tangible book value before the offering	$(50,426)
Proceeds from this offering	38,740,000
Offering costs paid in advance and excluded from tangible book value before this offering	73,804
Less: Proceeds held in trust subject to conversion to cash ($37,660,000 x 19.99%)	(7,528,234)
$31,235,144
Denominator:
Shares of common stock outstanding prior to the offering	1,750,000
Shares of common stock included in the units offered	7,000,000
Less: Shares subject to conversion (7,000,000 x 19.99%)	(1,399,300)
$7,350,700

CAPITALIZATION

The following table sets forth our capitalization at March 31, 2005 and as adjusted to give effect to the sale of our units and the application of the estimated net proceeds derived from the sale of our units:

	March 31, 2005 (unaudited)
	Actual	As Adjusted
Common stock, $.0001 par value, -0- and 1,399,300 shares which are subject to possible conversion, shares at conversion value (1)	$—	$7,528,234
Stockholders’ equity:
Preferred stock, $.0001 par value, 1,000,000 shares authorized; none issued or outstanding	$—	—
Common stock, $.0001 par value, 50,000,000 shares authorized; 1,750,000 shares issued and outstanding; 7,350,700 shares issued and outstanding (excluding 1,399,300 shares subject to possible conversion), as adjusted	175	735
Additional paid-in capital	24,825	31,236,031
Deficit accumulated during the development stage	(1,622)	(1,622)
Total stockholders’ equity	23,378	31,235,144
Total capitalization	$23,378	$38,763,378
———————
(1)
If we consummate a business combination, the conversion rights afforded to our public stockholders may result in the conversion into cash of up to approximately 19.99% of the aggregate number of shares sold in this offering at a per share conversion price equal to the amount in the trust fund, inclusive of any interest thereon, as of two business days prior to the proposed consummation of a business combination divided by the number of shares sold in this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis of financial condition and results of operation should be read in conjunction with our financial statements and related notes contained elsewhere in this Prospectus.

We were formed on December 20, 2004, to serve as a vehicle to acquire an operating business in the homeland security industry through a merger, capital stock exchange, asset acquisition or other similar business combination. We intend to utilize cash derived from the proceeds of this offering, our capital stock, debt or a combination of cash, capital stock and debt, in effecting a business combination. The issuance of additional shares of our capital stock:

•	may significantly reduce the equity interest of our stockholders;

•
will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and may also result in the resignation or removal of one or more of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.

Similarly, if we issued debt securities, it could result in:

•	default and foreclosure on our assets if our operating revenues after a business combination were insufficient to pay our debt obligations;

•
acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contained covenants that required the maintenance of certain financial ratios or reserves and any such covenant were breached without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security was payable on demand; and

•	our inability to obtain additional financing, if necessary, if the debt security contained covenants restricting our ability to obtain additional financing while such security was outstanding.

We have neither engaged in any operations nor generated any revenues to date. Our entire activity since inception has been to prepare for our proposed fundraising through an offering of our equity securities.

We estimate that the net proceeds from the sale of the units, after deducting offering expenses of approximately $740,000, including $420,000 representing the underwriters’ non-accountable expense allowance of 1% of the gross proceeds, and underwriting discounts of approximately $2,520,000 (or $2,898,000 if the underwriters’ over-allotment option is exercised in full), will be approximately $38,740,000 (or $44,662,000 if the underwriters’ over-allotment option is exercised in full). Of this amount, $37,660,000, or $43,309,000 if the underwriters’ over-allotment option is exercised in full, will be held in trust and the remaining $1,080,000, or $1,353,000 if the over-allotment is exercised in full, will not be held in trust. We will use substantially all of the net proceeds of this offering to acquire a target business, including identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating the business combination. To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust fund as well as any other net proceeds not expended will be used to finance the operations of the target business. We believe that, upon consummation of this offering, the funds available to us outside of the trust fund will be sufficient to allow us to operate for at least the next 18 months, assuming that a business combination is not consummated during that time. Over this time period, we anticipate approximately $225,000 of expenses for legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiating of a business combination, $135,000 for administrative services and support payable to third parties (up to $7,500 per month for 18 months), $50,000 of expenses for the due diligence and investigation of a target business, $40,000 of expenses in legal and accounting fees relating to our SEC reporting obligations and $630,000 ($903,000 if the underwriters’ over-allotment option is exercised in full) for general working capital that will be used for miscellaneous expenses and reserves, including approximately $55,000 for director and officer liability insurance premiums. We do not believe we will need to raise additional funds following this offering in order to meet the expenditures required for operating our business. However, we may need to raise additional funds through a private offering of debt or equity securities if such funds are required to consummate a business combination that is presented to us. We would only consummate such a fund raising simultaneously with the consummation of a business combination.

As of the date of this prospectus, Washington Capital Advisors, Mr. Weiss, and Mr. Mitchell have collectively advanced a total of approximately $60,000 to us, on a non-interest bearing basis, for payment of offering expenses on our behalf. The loans will be payable without interest on the earlier of March 9, 2006 or the consummation of this offering. The loans will be repaid out of the proceeds of this offering not being placed in trust.

We have agreed to sell to the representative of the underwriters an option to purchase up to a total of 700,000 units at a per unit price of $7.50. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants included in the option have an exercise price of $6.25 (125% of the exercise price of the warrants included in the units sold in the offering). For a more complete description of the purchase option, see the section below entitled “Underwriting — Purchase Option.”

PROPOSED BUSINESS

Introduction

We are a blank check company organized under the laws of the State of Delaware on December 20, 2004. We were formed to acquire, through a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business in the homeland security industry.

We believe the homeland security industry is among the fastest growing industries in the United States. We expect that the billions of dollars of governmental and private sector expenditures for homeland security should result in increased demand for homeland security products and services. We believe that this anticipated growth should create attractive acquisition opportunities with significant potential for capital appreciation.

The homeland security industry is not an easily defined market. In July 2002, the Department of Homeland Security published the National Strategy for the Homeland Security, which defines homeland security as “a concerted national effort to prevent terrorist attacks within the United States, reduce America’s vulnerability to terrorism, and minimize the damage and recover from attacks that do occur.” It identifies six mission areas:

•	Intelligence and Warning

•	Border and Transportation Security

•	Domestic Counterterrorism

•	Protection of Critical Infrastructure and Key Assets

•	Defense Against Catastrophic Threats

•	Emergency Preparedness and Response

We intend to strategically focus our efforts on four major phases encompassing global and domestic security threats: planning, prevention, response, and recovery. Although we may consider a target business in any segment of the homeland security industry, we currently intend to focus on companies with dual-use applications (i.e., companies with commercial private sector and homeland security applications) in the following segments:

Planning: Companies that help prepare for a possible attack or disaster, including:

•	Security risk assessment, probability analysis, and simulation software for disaster planning;

•	Bio-information systems for casualty analysis;

•	Training for law enforcement, emergency, medical, security, food safety, and environmental remediation personnel; and

•	Medical and public health preparedness.

Prevention: Companies that help anticipate and take action to block attacks or avoid or limit the consequences of disasters, including:

•	Individual tracking and identification, including access control systems, smart cards, hardware readers, software, and biometrics;

•	Surveillance and monitoring, including communication interception, digital video surveillance, intrusion detection, and infrared systems;

•	Chemical, biological, radiological, nuclear and other explosive detection and identification products and services;

•	Other remote sensing of air, food, and water screening;

•	Physical security products, including personnel and vehicle armor, ballistic and blast protection, nonlethal munitions, safe rooms, and alarm systems;

•	Food safety products and services;

•	Software for intelligence, security and data analysis;

•	Data, cyber security and information assurance;

•	Other critical infrastructure security products and services for the private sector;

•	Integrated security solution providers; and

•	Risk mitigation including consultative services, background screening, and investigative services

Response: Companies that help challenge attacks underway or cope with the immediate aftermath of an attack, including:

•	Personal protection equipment;

•	Rapid containment products and services for chemical, biological or radiological agents;

•	Decontamination products and services to manage disaster occurrences;

•	Emergency alert and response communication hardware, software and services;

•	Advance fire suppression techniques;

•	Medical and public health disaster management, including treatment for bio-terror;

•	Terrorism-related insurance products and services; and

•	Mobile medical and command control units.

Recovery: Companies that help restore and reconstruct governments and private enterprises after an attack or disaster, including:

•	Environmental and infrastructure cleanup and disaster management services;

•	Recovery products, such as hydration, temporary housing, first aid materials, etc.; and

•	Business continuity and substitute services for temporary loss of major services from attacks or disasters.

We plan to focus our acquisition efforts on companies with dual-use applications that are able to serve both government and commercial customers, particularly companies with successful commercial products and services that can be broadened to governmental and non-governmental homeland security use. Although we may consider a target business outside the United States as a result of the increased globalization of business and heightened security concerns abroad, we currently intend to concentrate our search on companies in the United States. We have not prioritized among any segments and do not currently have a preference as to in which segment we would prefer to consummate a business combination.

Our officers and directors have not conducted any research to date concerning the homeland security industry other than reviewing several industry reports, including those published by the Department of Homeland Security, in order to define the industry for the preparation of this prospectus. We have not conducted any research with respect to identifying the number and characteristics of the potential acquisition candidates within each segment, or the likelihood or probability of success of any proposed business combination. In addition, we have not compiled a database of entities that are suitable acquisition candidates. We cannot assure you that we will be able to locate a target business meeting the criteria described above in these segments or that we will be able to engage in a business combination with a target business on favorable terms.

To date, our efforts have been limited to organizational activities. These organizational activities included a merger with a merger subsidiary to change our amended and restated certificate of incorporation to provide that the company must effect a business combination within 12 months after the consummation of this offering (or within 18 months from the consummation of this offering if a letter of intent, agreement in principle or definitive agreement has been executed within 12 months after consummation of this offering). We were the surviving corporation in the merger, which was effective on June 30, 2005.

Regulation

As a result of our focus on homeland security, it is likely that companies we target for acquisition may derive revenue from federal, state and local government contracts directly or indirectly. It is likely, if we acquire such a business, that we must comply with and be affected by complex procurement laws and regulations, particularly at the federal level, including, but not limited to the Federal Acquisition Regulation (and any supplements as applicable), Cost Accounting Standards, Truth-in-Negotiations Act, and the Anti-Deficiency Act. See “Risk Factors” beginning on page 10 of this prospectus. We are not currently aware of any licensing or training requirements that could be applicable to us or companies that we target.

Effecting a business combination

General

We are not presently engaged in, and we will not engage in, any substantive commercial business for an indefinite period of time following this offering. We intend to utilize cash derived from the proceeds of this offering, our capital stock, debt or a combination of these in effecting a business combination. Although substantially all of the net proceeds of this offering are intended to be generally applied toward consummating a business combination as described in this prospectus, the proceeds are not otherwise being designated for any more specific purposes. Accordingly, prospective investors will invest in us without an opportunity to evaluate the specific merits or risks of any one or more business combinations. A business combination may involve the acquisition of, or merger with, a company which does not need substantial additional capital but which desires to establish a public trading market for its shares, while avoiding what it may deem to be adverse consequences of undertaking a public offering itself. These include time delays, significant expense, loss of voting control and compliance with various Federal and state securities laws. In the alternative, we may seek to consummate a business combination with a company that may be financially unstable or in its early stages of development or growth. While we may seek to effect business combinations with more than one target business, we will probably have the ability, as a result of our limited resources, to effect only a single business combination with the proceeds of this offering.

We have not identified a target business

To date, we have not selected any target business on which to concentrate our search for a business combination. None of our officers, directors, promoters or other affiliates have had any preliminary contact or discussions on our behalf with representatives of any prospective target business regarding the possibility of a potential merger, capital stock exchange, asset acquisition or other similar business combination with us. Additionally, we have not engaged or retained any agent or other representative to identify or locate any suitable acquisition candidate. Finally, we note that there has been no diligence, discussions, negotiations and/or other similar activities undertaken, directly or indirectly, by us, our affiliates or representatives, or by any third party, with respect to a business combination transaction with us.

Subject to the limitations that a target business or businesses be in the homeland security industry and have a collective fair market value of at least 80% of our net assets at the time of the acquisition, as described below in more detail, we will have virtually unrestricted flexibility in identifying and selecting a prospective acquisition candidate. Accordingly, there is no basis for investors in this offering to evaluate the possible merits or risks of the target business with which we may ultimately complete a business combination. To the extent we effect a business combination with a financially unstable company or an entity in its early stage of development or growth, including entities without established records of sales or earnings, we may be affected by numerous risks inherent in the business and operations of financially unstable and early stage or potential emerging growth companies. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all significant risk factors.

Sources of target businesses

We anticipate that target business candidates will be brought to our attention from various unaffiliated sources, including investment bankers, venture capital funds, private equity funds, leveraged buyout funds, management buyout funds and other members of the financial community, who may present solicited or unsolicited proposals. Our stockholders, officers and directors as well as their affiliates may also bring to our attention target business candidates. While we do not presently anticipate engaging the services of professional firms that specialize in business acquisitions on any formal basis, we may engage these firms in the future, in which event we may pay a finder’s fee or other compensation. In no event, however, will we pay any of our existing officers, directors or stockholders, or any affiliates of our directors or officers, any finder’s fee or other compensation for services rendered to us prior to or in connection with the consummation of a business combination. In addition, none of our officers, directors or existing stockholders will receive any finder’s fee, consulting fees or any similar fees or other compensation from any other person or entity in connection with any business combination other than any compensation or fees to be received for any services provided following such business combination.

Selection of a target business and structuring of a business combination

Subject to the requirement that our initial business combination must be with a target business or businesses in the homeland security industry and have a collective fair market value that is at least 80% of our net assets at the time of such acquisition, our management will have virtually unrestricted flexibility in identifying and selecting a prospective target business. We have not conducted any specific research on the homeland security industry to date other than reviewing industry reports, including those published by the Department of Homeland Security, in order to define the industry for the preparation of this prospectus nor have we conducted any research with respect to identifying the number and characteristics of the potential acquisition candidates or the likelihood or probability of success of any proposed business combination. In evaluating a prospective target business, our management will conduct the necessary business, legal and accounting due diligence on such target business and will consider, among other factors, the following:

•	financial condition and results of operations;

•	growth potential;

•	experience and skill of management and availability of additional personnel;

•	capital requirements;

•	competitive position and customer base;

•	barriers to entry into other industries;

•	stage of development of the products, processes or services;

•	degree of current or potential market acceptance of the products, processes or services;

•	proprietary features and degree of intellectual property or other protection of the products, processes or services;

•	regulatory environment of the industry; and

•	costs associated with consummating the business combination.

These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular business combination will be based, to the extent relevant, on the above factors as well as other considerations deemed relevant by our management in carrying out a business combination consistent with our business objectives. In evaluating a prospective target business, we will conduct a customary and extensive due diligence review, which will encompass, among other things, meetings with incumbent management, where applicable, and inspection of facilities, as well as review of financial, legal and other information which will be made available to us.

The time and costs required to select and evaluate a target business and to structure and complete the business combination cannot presently be ascertained with any degree of certainty. Any costs incurred with respect to the identification and evaluation of a prospective target business with which a business combination is not ultimately completed will result in a loss to us and reduce the amount of capital available to otherwise complete a business combination. However, we will not pay any finders or consulting fees to our existing stockholders, or any affiliates of our directors or officers, for services rendered to or in connection with a business combination.

Fair Market Value of Target Business

The initial target business or businesses that we acquire must have a collective fair market value equal to at least 80% of our net assets at the time of such acquisition. There is no limitation on our ability to raise funds privately or through loans that would allow us to acquire a target business or businesses with a fair market value in an amount considerably greater than 80% of our net assets at the time of acquisition. We have not had any preliminary discussions, or made any agreements or arrangements, with respect to financing arrangements with any third party. The fair market value of any such business or businesses will be determined by our board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow and book value. If our board is not able to independently determine that the target business has a sufficient fair market value, we will obtain an opinion from an unaffiliated, independent investment banking firm which is a member of the National Association of Securities Dealers, Inc. with respect to the satisfaction of such criteria. Since any opinion, if obtained, would merely state that fair market value meets the 80% of net assets threshold, it is not anticipated that copies of such opinion would be distributed to our stockholders, although copies will be provided to stockholders who request it. We will not be required to obtain an opinion from an investment banking firm as to the fair market value if our board of directors independently determines that the target business has sufficient fair market value.

Lack of business diversification

While we may seek to effect business combinations with more than one target business, our initial business combination must be with a target business or businesses or assets whose fair market value, collectively, is at least equal to 80% of our net assets at the time of such acquisition, as discussed above. Consequently, we expect to have the ability to effect only a single business combination although this may entail simultaneous acquisitions of several operating businesses. We may not be able to acquire more than one target business because of various factors, including possible complex domestic or international accounting issues, which would include generating pro forma financial statements reflecting the operations of several target businesses as if they had been combined, and numerous logistical issues, which could include attempting to coordinate the timing of negotiations, proxy statement disclosure and other legal issues and closings with multiple target businesses. In addition, we would also be exposed to the risks that conditions to closings with respect to the acquisition of one or more of the target businesses would not be satisfied bringing the fair market value of the initial business combination below the required fair market value of 80% of net assets threshold. Accordingly, for an indefinite period of time, the prospects for our success may be entirely dependent upon the future performance of a single business. Unlike other entities which may have the resources to complete several business combinations of entities operating in multiple industries or multiple areas of a single industry, it is probable that we will not have the resources to diversify our operations or benefit from the possible spreading of risks or offsetting of losses. By consummating a business combination with only a single entity, our lack of diversification may:

•
subject us to numerous economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to a business combination, and

•	result in our dependency upon the development or market acceptance of a single or limited number of products, processes or services or dependency on a limited customer base.

Additionally, since our business combination may entail the simultaneous acquisitions of several operating businesses at the same time and may be with different sellers, we would face additional risks including difficulties and expenses incurred in connection with the subsequent assimilation of the operations and services or products of the acquired companies into a single operating business.

Limited ability to evaluate the target business’ management

Although we intend to closely scrutinize the management of a prospective target business when evaluating the desirability of effecting a business combination, we cannot assure you that our assessment of the target business’ management will prove to be correct. In addition, we cannot assure you that the future management will have the necessary skills, qualifications or abilities to manage a public company. Furthermore, the future role of our officers and directors, if any, in the target business cannot presently be stated with any certainty. Moreover, our current management will only be able to remain with the combined company after the consummation of a business combination if they are able to negotiate and agree to mutually acceptable terms customary to employment agreements as part of any such combination, which terms would be disclosed to stockholders in any proxy statement relating to such transaction. Any such negotiations may result in a conflict of interest. While it is possible that one or more of our directors will remain associated in some capacity with us following a business combination, it is unlikely that any of them will devote their full efforts to our affairs subsequent to a business combination. Moreover, we cannot assure you that our officers and directors will have significant experience or knowledge relating to the operations of the particular target business.

Following a business combination, we may seek to recruit additional managers to supplement the incumbent management of the target business. We cannot assure you that we will have the ability to recruit additional managers, or that additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Opportunity for stockholder approval of business combination

Prior to the completion of a business combination, we will submit the transaction to our stockholders for approval, even if the nature of the acquisition is such as would not ordinarily require stockholder approval under applicable state law. In connection with seeking stockholder approval of a business combination, we will furnish our stockholders with proxy solicitation materials prepared in accordance with the Securities Exchange Act of 1934, which, among other matters, will include a description of the operations of the target business and certain required financial information regarding the business.

In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to this offering in accordance with the majority of the shares of common stock voted by the public stockholders. This voting arrangement shall not apply to shares included in units purchased in this offering or purchased following this offering in the open market by any of our existing stockholders, officers and directors. Accordingly, they may vote on a proposed business combination with respect to shares of common stock acquired in the aftermarket any way they choose. We will proceed with the business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering exercise their conversion rights.

Conversion rights

At the time we seek stockholder approval of any business combination, we will offer each public stockholder the right to have such stockholder’s shares of common stock converted to cash if the stockholder votes against the business combination and the business combination is approved and completed. The actual per share conversion price will be equal to the amount in the trust fund, inclusive of any interest (calculated as of two business days prior to the consummation of the proposed business combination), divided by the number of shares sold in this offering. Without taking into any account interest earned on the trust fund, the initial per share conversion price would be $5.38, or $0.62 less than the per unit offering price of $6.00. Because the initial per share conversion price is $5.38 per share (plus any interest), which is lower than the $6.00 per unit price paid in the offering and, which may be lower then the market price of the common stock on the date of the conversion, there may be a disincentive on the part of public stockholders to exercise their conversion rights. There may also be a corresponding incentive to our existing stockholders to exercise their conversion rights with respect to shares acquired in the open market after the consummation of this offering, if any, in light of the fact that our existing stockholders’ weighted average cost per share (taking into account the shares acquired for a nominal amount prior to the offering in addition to those securities purchased in the aftermarket, if any) will be significantly less than the amount payable upon the exercise of the conversion right ($5.38 per share). We note, that at the date of this prospectus, none of our existing stockholders currently intends to purchase our securities in the aftermarket.

An eligible stockholder may request conversion at any time after the mailing to our stockholders of the proxy statement and prior to the vote taken with respect to a proposed business combination at a meeting held for that purpose, but the request will not be granted unless the stockholder votes against the business combination and the business combination is approved and completed. Any request for conversion, once made, may be withdrawn at any time up to the date of the meeting. It is anticipated that the funds to be distributed to stockholders entitled to convert their shares who elect conversion will be distributed promptly after completion of a business combination. Public stockholders who convert their stock into their share of the trust fund still have the right to exercise the warrants that they received as part of the units. We will not complete any business combination if public stockholders, owning 20% or more of the shares sold in this offering, exercise their conversion rights.

Dissolution and Liquidation if no business combination

If we do not complete a business combination within 12 months after the consummation of this offering, or within 18 months if the extension criteria described below have been satisfied, we will be dissolved and will distribute to all of our public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust fund, inclusive of any interest, plus any remaining net assets. Our existing stockholders have waived their rights to participate in any liquidation distribution with respect to shares of common stock owned by them immediately prior to this offering. There will be no distribution from the trust fund with respect to our warrants, which will expire worthless.

If we were to expend all of the net proceeds of this offering, other than the proceeds deposited in the trust fund, and without taking into account interest, if any, earned on the trust fund, the initial per share liquidation price would be $5.38, or $0.62 less than the per unit offering price of $6.00. The proceeds deposited in the trust fund could, however, become subject to the claims of our creditors which could be prior to the claims of our public stockholders. We cannot assure you that the actual per share liquidation price will not be less than $5.38, plus interest, due to claims of creditors. C. Thomas McMillen, our Chairman, and Harvey Weiss, our Chief Executive Officer, President, Secretary and a member of our Board of Directors, have agreed pursuant to agreements with us and Sunrise Capital Corp. that, if we distribute the proceeds held in trust to our public stockholders, they will be personally liable to pay debts and obligations to vendors or other entities that are owed money by us for services rendered or products sold to us in excess of the net proceeds of this offering not held in the trust account. We cannot assure you, however, that Messrs. McMillen and Weiss would be able to satisfy those obligations.

If we enter into either a letter of intent, an agreement in principle or a definitive agreement to complete a business combination prior to the expiration of 12 months after the consummation of this offering, but are unable to complete the business combination within the 12-month period, then we will have an additional six months in which to complete the business combination contemplated by the letter of intent, agreement in principle or definitive agreement. If we are unable to do so by the expiration of the 18-month period from the consummation of this offering, we will then liquidate. Upon notice from us, the trustee of the trust fund will commence liquidating the investments constituting the trust fund and will turn over the proceeds to our transfer agent for distribution to our public stockholders. We anticipate that our instruction to the trustee would be given promptly after the expiration of the applicable 12-month or 18-month period.

Our public stockholders shall be entitled to receive funds from the trust fund only in the event of our dissolution and liquidation or if the stockholders seek to convert their respective shares into cash upon a business combination which the stockholder voted against and which is actually completed by us. In no other circumstances shall a stockholder have any right or interest of any kind to or in the trust fund.

Competition

In identifying, evaluating and selecting a target business, we may encounter intense competition from other entities having a business objective similar to ours. See “Risk Factors” beginning on page 10 of this prospectus. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than us and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe there are numerous potential target businesses that we could acquire with the net proceeds of this offering, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of a target business. Further:

•
our obligation to seek stockholder approval of a business combination or obtain the necessary financial information to be included in the proxy statement to be sent to stockholders in connection with such business combination may delay or prevent the completion of a transaction;

•	our obligation to convert into cash shares of common stock held by our public stockholders in certain instances may reduce the resources available to us for a business combination; and

•
our outstanding warrants and options, and the future dilution they potentially represent and the ability to exercise the warrants included in the units on a cashless basis, may not be viewed favorably by certain target businesses.

Any of these factors may place us at a competitive disadvantage in successfully negotiating a business combination. Our management believes, however, that our status as a public entity and potential access to the United States public equity markets may give us a competitive advantage over privately-held entities having a similar business objective as us in acquiring a target business with growth potential on favorable terms.

If we succeed in completing a business combination, there will be, in all likelihood, intense competition from competitors of the target business. We cannot assure you that, subsequent to a business combination, we will have the resources or ability to compete effectively.

Facilities

We presently maintain our executive offices at 3 Bethesda Metro Center, Bethesda, MD 20814. The cost for this space provided by an unaffiliated third party is approximately $190 per month. Upon completion of the initial public offering, we have allocated up to a maximum of $7,500 for office space and general administrative services to be paid to Global Defense Corporation, an affiliate of Mr. McMillen. This arrangement is being agreed to by Global Defense Corporation for our benefit and is not intended to provide Mr. McMillen compensation in lieu of salary. We believe, based on rents and fees for similar services in the Washington D.C. metropolitan area, that the fee charged by Global Defense Corporation is at least as favorable as we could have obtained from an unaffiliated person. Upon completion of a business combination or our liquidation, we will no longer be required to pay this monthly fee. We consider our current office space arrangements adequate for our operations up to the completion of a business combination.

Employees

We have two officers, all of whom are also members of our Board of Directors. These individuals are not obligated to contribute any specific number of hours per week and intend to devote only as much time as they deem necessary to our affairs. We do not intend to have any full-time employees prior to the consummation of a business combination.

Periodic Reporting and Financial Information

We have registered our units, common stock and warrants under the Securities Exchange Act of 1934, as amended, and have reporting obligations, including the requirement that we file annual and quarterly reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, our annual reports will contain financial statements audited and reported on by our independent accountants.

We will not acquire an operating business in the homeland security industry if audited financial statements based on United States generally accepted accounting principles cannot be obtained for such target business. Additionally, our management will provide stockholders with the foregoing financial information as part of the proxy solicitation materials sent to stockholders to assist them in assessing the specific target business we seek to acquire. Our management believes that the requirement of having available financial information for the target business may limit the pool of potential target businesses available for acquisition.

Legal Proceedings

To the knowledge of management, there is no litigation currently pending or contemplated against us or any of our officers or directors in their capacity as such.

COMPARISON TO OFFERINGS OF BLANK CHECK COMPANIES

The following table compares and contrasts the terms of our offering and the terms of an offering of blank check companies under Rule 419 promulgated by the SEC assuming that the gross proceeds, underwriting discounts and underwriting expenses for the Rule 419 offering are the same as this offering and that the underwriters will not exercise their over-allotment option. None of the terms of a Rule 419 offering will apply to this offering.

	Terms of Our Offering	Terms Under a Rule 419 Offering

Escrow of offering proceeds	$37,660,000 of the net offering proceeds will be deposited into a trust account at JPMorgan Chase NY Bank maintained by Continental Transfer & Trust Company.
$35,154,000 of the offering proceeds would be required to be deposited into either an escrow account with an insured depositary institution or in a separate bank account established by a broker-dealer in which the broker-dealer acts as trustee for persons having the beneficial interests in the account.

Investment of net proceeds
The $37,660,000 of net offering proceeds held in trust will only be invested in U.S. “government securities,” defined as any Treasury Bill issued by the United States having a maturity of one hundred and eighty days or less.

Proceeds could be invested only in specified securities such as a money market fund meeting conditions of the Investment Company Act of 1940 or in securities that are direct obligations of, or obligations guaranteed as to principal or interest by, the United States.

Limitation on Fair Value or Net Assets of Target Business	The initial target business that we acquire must have a fair market value equal to at least 80% of our net assets at the time of such acquisition.	We would be restricted from acquiring a target business unless the fair value of such business or net assets to be acquired represent at least 80% of the maximum offering proceeds.

Trading of securities issued
The units may commence trading on or promptly after the date of this prospectus. The common stock and warrants comprising the units will begin to trade separately on the 20th trading day after the earlier to occur of the expiration of the underwriter's over-allotment option or its exercise in full, provided we have filed with the SEC a Current Report on Form 8-K, which includes an audited balance sheet reflecting our receipt of the proceeds of this offering, including any proceeds we receive from the exercise of the over-allotment option, if such option is exercised prior to the filing of the Form 8-K.

No trading of the units or the underlying common stock and warrants would be permitted until the completion of a business combination. During this period, the securities would be held in the escrow or trust account.

Exercise of the warrants
The warrants cannot be exercised until the later of the completion of a business combination or one year from the date of this prospectus and, accordingly, will only be exercised after the trust fund has been terminated and distributed.

The warrants could be exercised prior to the completion of a business combination, but securities received and cash paid in connection with the exercise would be deposited in the escrow or trust account.

Election to remain an investor
We will give our stockholders the opportunity to vote on the business combination. In connection with seeking stockholder approval, we will send each stockholder a proxy statement containing information required by the SEC. A stockholder following the procedures described in this prospectus is given the right to convert his or her shares into his or her pro rata share of the trust fund. However, a stockholder who does not follow these procedures or a stockholder who does not take any action would not be entitled to the return of any funds.

A prospectus containing information required by the SEC would be sent to each investor. Each investor would be given the opportunity to notify the company, in writing, within a period of no less than 20 business days and no more than 45 business days from the effective date of the post-effective amendment, to decide whether he or she elects to remain a stockholder of the company or require the return of his or her investment. If the company has not received the notification by the end of the 45th business day, funds and interest or dividends, if any, held in the trust or escrow account would automatically be returned to the stockholder. Unless a sufficient number of investors elect to remain investors, all of the deposited funds in the escrow account must be returned to all investors and none of the securities will be issued.

Business combination deadline
A business combination must occur within 12 months after the consummation of this offering or within 18 months after the consummation of this offering if a letter of intent or definitive agreement relating to a prospective business combination was entered into prior to the end of the 12-month period.
If an acquisition has not been consummated within 18 months after the effective date of the initial registration statement, funds held in the trust or escrow account would be returned to investors.

Release of funds
The proceeds held in the trust account will not be released until the earlier of the completion of a business combination or our liquidation upon our failure to effect a business combination within the allotted time.
The proceeds held in the escrow account would not be released until the earlier of the completion of a business combination or the failure to effect a business combination within the allotted time.

MANAGEMENT

Directors and Executive Officers

Our current directors and executive officers are as follows:

Name	Age	Position
C. Thomas McMillen	53	Chairman of the Board, Director
Harvey L. Weiss	62	President, Chief Executive Officer, Secretary, Director
David J. Mitchell	43	Director
Donald L. Nickles	56	Director

C. Thomas McMillen has served as our Chairman of the Board since inception and has over 18 years of experience in government, finance and mergers and acquisitions. Mr. McMillen co-founded Global Secure Corp., a homeland security company providing integrated products and services for critical incident responders, in 2003, and served as its Chief Executive Officer until February 2004. From February 2004 until February 2005, Mr. McMillen served as a consultant to Global Secure Corp. In addition, since October 2004, he has served as a Chairman of the Board of Global Defense Corporation, a development stage company focused on acquiring companies in critical infrastructure security. From December 2003 to February 2004, Mr. McMillen served as Vice Chairman and Director of Sky Capital Enterprises, Inc., a venture firm, and until February 2005 served as a consultant. From March 2003 to February 2004, Mr. McMillen served as Chairman of Sky Capital Holdings, Ltd, Sky Capital Enterprises’ London stock exchange- listed brokerage affiliate. Mr. McMillen has also been Chief Executive Officer of Washington Capital Advisors, LLC, a merchant bank and one of our stockholders since 2003. He also served as Chairman of TPF Capital, its predecessor company, from 2001 through 2002. In 2004, Mr. McMillen and David Mitchell, one of our directors, became managing members of M&M Advisors LLC, which is the general partner of a leveraged fund in the process of formation. Mr. McMillen has also been an independent consultant throughout his career. From 1994 through February 1999, Mr. McMillen served as the Founder, Chief Executive Officer and Director of Nasdaq-listed Complete Wellness Centers, Inc., a medical multi-disciplinary clinic management company. Complete Wellness Centers, Inc. filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of New Jersey on March 19, 2001. A final decree was entered in the proceeding on August 19, 2003. Mr. McMillen was appointed by President Clinton to Co-Chair the President’s Council on Physical Fitness and Sports from 1993 to 1997. From 1987 through 1993, he served three consecutive terms in the United States House of Representatives from the 4th Congressional District of Maryland. Prior to that, Mr. McMillen played 11 years in the National Basketball Association. Mr. McMillen received a Bachelor of Science in chemistry from the University of Maryland, and a Bachelor and Master of Arts from Oxford University as a Rhodes Scholar.

Harvey L. Weiss has served as our Chief Executive Officer, President and a member of our Board since inception and has over 35 years of experience in the information technology and security market place. From 2002 to August 1, 2004, Mr. Weiss has been the Chief Executive Officer and President of System Detection, Inc., a software security company and is presently serving as a consultant. From 2000 to 2002, he served as President of Engineering Systems Solutions, Inc., a security and biometrics integration firm. During 1999, Mr. Weiss was the Chief Executive Officer and President of Global Integrity Corporation, a SAIC subsidiary specializing in information security and served as a Director until the company was sold in 2002. From 1996 to 1998, until sold to Network Associates, Inc, Mr. Weiss was President of the Commercial Division, Secretary, and Director of Trusted Information Systems, Inc., a Nasdaq-listed security network company. Prior to that time, from 1994 to 1996, Mr. Weiss served as President of Public Sector Worldwide Division for Unisys Corporation. From 1991 to 1993, Mr. Weiss was the Vice President of Sales and the President and Chief Operating Officer of Thinking Machines Corporation, a massively parallel processing company. Prior to that time, he served in various senior capacities in Digital Equipment Corporation. Mr. Weiss serves on the Board of Forterra Systems, Inc., a simulation company, is a member of the Brookings Institution Council, and is a trustee of Capitol College. Mr. Weiss received a Bachelor of Science in Mathematics from the University of Pittsburgh.

David J. Mitchell has served as a member of our Board since its inception and has over 20 years of investment, finance, and mergers and acquisition experience. Mr. Mitchell is President of Mitchell Holdings LLC, a New York-based merchant banking company he founded in January of 1991, and since June 2004, Managing Partner of Las Vegas Land Partners LLC, a real estate development firm. In 2004, Mr. Mitchell and C. Thomas McMillen, one of our directors, became managing members of M&M Advisors LLC, which is the general partner of a leveraged fund in the process of formation. From 1996 until the business was sold to American Express in August 1998, Mr. Mitchell was the Founder and Co-Chief Executive Officer of Americash LLC. Mr. Mitchell served as a Director of Kellstrom Industries from its inception until January 2002. Kellstrom Industries filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware on February 26, 2002. A Form 8-K filed by Kellstrom Industries with the SEC on July 17, 2002 stated that Kellstrom Industries completed the U.S. Bankruptcy Court-approved sale of substantially all of its assets to Kellstrom Aerospace, LLC, an entity controlled by Inverness Management LLC on that date. Publicly available information indicates that the bankruptcy proceeding is still pending. From October 1999 until March 2002, Mr. Mitchell was a director of Direct Furniture Inc. Direct Furniture filed an involuntary petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (Manhattan) on March 18, 2002. On March 20, 2002, the Court appointed a Chapter 11 trustee who continues to manage Direct Furniture’s assets. Mr. Mitchell served as a director of Centerpoint Corporation (including its predecessor companies) from October 1996 until January 2003 and, along with other directors, was named as a defendant in a shareholder derivative and class action brought by TCMP 3 Partners LLP in the Court of Chancery of the State of Delaware, New Castle County. That shareholder derivative and class-action suit alleges, among other things, breach of fiduciary duty, waste of corporate assets, and fraudulent and/or negligent misrepresentations on the part of Centerpoint’s directors. Mr. Mitchell believes the allegations are without merit and intends to vigorously defend the litigation. Prior to 1991, Mr. Mitchell held various senior positions at New York Stock Exchange member firms. From 1988 to 1990, he was a Managing Director and Principal of Rodman & Renshaw, Inc., and from 1985 to 1988, he was a Managing Director of Laidlaw Adams & Peck, Inc. Previous to 1985, Mr. Mitchell was with Bear Stearns and Oppenheimer & Co.

Donald L. Nickles has been a member of our board of directors since February 2005 and currently serves as a member of the board of directors of Chesapeake Energy Corporation and Valero Energy Corporation.  In 2005 after his retirement from the United States Senate, Senator Nickles founded and is currently Chairman and Chief Executive Officer of The Nickles Group, LLC, a consulting and business venture firm headquartered in Washington, D.C.  Senator Nickles was elected to the United States Senate in 1980 where he represented the state of Oklahoma and held numerous leadership positions including Assistant Republican Leader from 1996 to 2002 and Chairman of the Senate Budget Committee from 2003 to 2004. Senator Nickles also served on the Energy and Natural Resources Committee and the Finance Committee. While serving in the Unites States Senate, Senator Nickles was instrumental in several key areas of legislation including securing Senate passage of the Homeland Security Act of 2002, the legislation creating the Department of Homeland Security, the repeal of the Windfall Profits Tax, deregulation of natural gas prices, the repeal of the Fuel Use Act, the Congressional Review Act, the Child Citizenship Act and the 2003 Tax Relief Act. Prior to his service in the United States Senate, Senator Nickles served in the Oklahoma State Senate from 1979 to 1980 and worked at Nickles Machine Corporation in Ponca City, Oklahoma becoming vice president and general manager. Senator Nickles served in the National Guard from 1970 to 1976 and graduated from Oklahoma State University in 1971.

Our board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting of David J. Mitchell, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Harvey L. Weiss and Donald L. Nickles, will expire at the second annual meeting. The term of office of the third class of directors, consisting of C. Thomas McMillen, will expire at the third annual meeting.

Special Advisor

Asa Hutchinson is acting as our special advisor. Mr. Hutchinson was one of the original leaders of the Department of Homeland Security serving as Undersecretary for Border and Transportation Security for the first two years of the Department’s history. As one of the nation’s top-ranking homeland security officials after Secretary Tom Ridge, he was responsible for more than 110,000 federal employees housed in such agencies as the Transportation Security Administration, Customs and Border Protection, Immigration and Customs Enforcement, and the Federal Law Enforcement Training Center. In addition to managing the overall security of United States borders and transportation systems, he set immigration enforcement policies and developed and implemented visa security measures.

Among the many initiatives led by Mr. Hutchinson during his tenure as Under Secretary are: modernizing border inspections through the reorganization of Customs and Border Protection; advancing new border technology, including development of the US-VISIT program, a biometric entry-exit system for foreign visitors to the United States; enhancing the security of transportation systems through new federal security requirements for the aviation, rail and transit sectors; innovative technology pilot programs for passenger and baggage screening; and more effective cargo inspections, as well as increased information sharing among formerly fragmented agencies.

Mr. Hutchinson served three terms in the United States House of Representatives from the 3rd Congressional District of Arkansas (1997-2001) and as Administrator of the Drug Enforcement Administration (2001-2003). Mr. Hutchinson currently resides in Little Rock, Arkansas, engaging in a homeland security law practice and he is also a law partner in the firm of Venable LLP in Washington, DC, chairing their homeland security practice.  Mr. Hutchinson is also the principal of Hutchinson Security Strategies, a consulting firm that develops comprehensive security plans for companies. Mr. Hutchinson serves on the board of directors of SAFLINK Corporation, a company that offers software solutions to protect intellectual property, secure assets and eliminate passwords.

Executive Compensation

No executive officer has received any cash compensation for services rendered. Commencing on the effective date of this prospectus through the acquisition of a target business, we have allocated up to a maximum of $7,500 per month for office space and general administrative services to be paid to Global Defense Corporation, an affiliate of Mr. McMillen. This arrangement is being agreed to by Global Defense Corporation for our benefit and is not intended to provide Mr. McMillen compensation in lieu of salary. We believe, based on rents and fees for similar services in the Washington D.C. metropolitan area, that the fee charged by Global Defense Corporation is at least as favorable as we could have obtained from an unaffiliated person. However, as our directors may not be deemed “independent,” we did not have the benefit of disinterested directors approving these transactions. Upon completion of a business combination or our liquidation, we will no longer be required to pay this monthly fee. No other executive officer or director has a relationship with or interest in Global Defense Corporation. Other than this $7,500 per month fee, no compensation of any kind, including finder’s and consulting fees, will be paid to any of our existing stockholders, our officers and directors, or any affiliates of our officers or directors, for services rendered prior to or in connection with a business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Because none of our directors may be deemed “independent,” we will not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement.

Conflicts of Interest

Potential investors should be aware of the following potential conflicts of interest:

•
None of our officers and directors are required to commit their full time to our affairs and, accordingly, they will have conflicts of interest in allocating management time among various business activities.

•
In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. They may have conflicts of interest in determining to which entity a particular business opportunity should be presented. For a description of our management’s other affiliations, see the previous section entitled “Directors and Executive Officers.”

•	Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by us.

•
Since our directors own shares of our common stock which will be released from escrow only in certain limited situations, our board may have a conflict of interest in determining whether a particular target business is appropriate for a business combination. The personal and financial interests of our directors and officers may influence their motivation in identifying and selecting a target business, completing a business combination timely and securing the release of their stock.

•
Our officers and directors who purchase common stock in the open market will be treated in all respects as public stockholders. As a result, they will be afforded the same voting and conversion rights that the public stockholders are afforded.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

In order to minimize potential conflicts of interest which may arise from multiple corporate affiliations, each of our officers and directors has agreed in principle, until the earlier of a business combination, our liquidation or such time as he ceases to be an officer or director, to present to the Company for its consideration, prior to presentation to any other entity, any business opportunity which may reasonably be required to be presented to us under Delaware law, subject, however, to any pre-existing fiduciary or contractual obligations they might have.

In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote their respective shares of common stock which were owned prior to this offering in accordance with the vote of the public stockholders owning a majority of the shares of our common stock sold in this offering. Any securities acquired by existing stockholders in the offering or aftermarket will be considered as part of the holding of public stockholders and will have the same rights as other public stockholders, including voting and conversion rights with respect to a potential business combination. Accordingly, they may vote on a proposed business combination with respect to securities acquired in the offering or in the aftermarket any way they choose. In addition, they have agreed to waive their respective rights to participate in any liquidation distribution occurring upon our failure to consummate a business combination but only with respect to those shares of common stock acquired by them prior to this offering.

To further minimize potential conflicts of interest, we have agreed not to consummate a business combination with an entity which is affiliated with any of our existing stockholders unless we obtain an opinion from an independent investment banking firm that the business combination is fair to our stockholders from a financial point of view.

Prior Involvement of Principals in Blank Check Companies

C. Thomas McMillen, our Chairman, and David Mitchell, one of our directors, have held similar positions in other companies that have completed an offering similar to this offering. Information with respect to each such blank check company, initial public offering, business combination and Mr. McMillen’s and Mr. Mitchell’s roles, if any, with each such blank check company following the business combination is set forth below:

Israel Tech Acquisition Corp.

Completed a business combination in June of 1995 with Kellstrom Industries Inc. which at the time of the business combination engaged in purchasing, refurbishing, marketing and distributing of commercial jet engines and jet engine parts for major domestic and international airlines. Israel Tech Acquisition Corp. completed its initial public offering of common stock and warrants in April 1994, deriving gross proceeds of $12 million. Kellstrom Industries filed a voluntary petition under Chapter 11 of the Federal Bankruptcy Code in February 2002. Mr. Mitchell served as a Director of the company since inception and continued to serve until January 2002. Mr. McMillen served as a Director of the company after the business combination from October 1996 to November 1997.

European Gateway Acquisition Corp.

Completed a business combination in August of 1995 with Bogen Communications International, Inc. which at the time of the business combination developed, produced and sold sound processing equipment and telecommunications peripherals. Mr. Mitchell joined the company’s Board of Directors at the time of the business combination and continued to serve as a Director until March 2000.

TN Energy Service Acquisition Corp.

Completed a business combination in December of 1995 with Zydeco Energy, Inc. which at the time of the business combination was an independent oil and gas exploration company engaged in oil and gas prospects using advanced 3D seismic and computer-aided exploration. Mr. Mitchell joined the Board of Directors in October 1995 and resigned as a Director at the time of the business combination.

North Atlantic Acquisition Corp.

North Atlantic Acquisition Corp.’s initial public offering of common stock and warrants, consummated in August 1997. It completed a business combination in March 1999 with Moto Guzzi Corporation, which at the time of the business combination was one of the world’s leading designers and manufacturers of performance and luxury motorcycles. Mr. Mitchell served on the Board of Directors of the company from October 1996 until its business was sold in September 2000 to Aprilla S.p.A. and continued to serve as a Director of the surviving company, Centerpoint Corporation, until January 2003. Mr. McMillen served as Secretary, Treasurer and Director of North Atlantic Acquisition Corp. from October 1996 and resigned at the time of the business combination.

With the exception of Mr. McMillen and Mr. Mitchell, none of our other officers or directors has been either an officer, director or principal of a blank check company.

We cannot assure you that we will be able to complete a business combination or that the type or the performance of the target business, if any, will be similar to that of these other blank check companies.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of the date of this prospectus, and as adjusted to reflect the sale of our common stock included in the units offered by this prospectus (assuming no purchase of units in this offering), by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our officers and directors; and

•	all our officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Amount and Nature of	Approximate Percentage of Outstanding Common Stock
Name and Address of Beneficial Owner (1)	Beneficial Ownership	Before Offering	After Offering
Asa Hutchinson (2)	200,000	11.4%	2.3%
C. Thomas McMillen (3)	575,000	32.9	6.6
David J. Mitchell	150,000	8.6	1.7
Donald L. Nickles	200,000	11.4	2.3
Harvey L. Weiss	575,000	32.9	6.6
All directors and executive officers as a group (four individuals)	1,500,000	85.7%	17.1%
———————
(1)	Unless otherwise indicated, the business of each of the persons is 3 Metro Center, Suite 700, Bethesda, Maryland 20814.

(2)	Mr. Hutchinson’s business address is P.O. Box 3038, Little Rock, Arkansas 72202. Mr. Hutchinson is our special advisor.

(3)	Includes 575,000 shares held by Washington Capital Advisors, LLC, of which Mr. McMillen is the Chief Executive Officer and sole member.

None of our existing shareholders, officers and directors has indicated to us that he or it intends to purchase units in the offering. Assuming these securities are not purchased, immediately after this offering, our existing stockholders, which include all of our officers and directors, collectively, will beneficially own 20% of the then issued and outstanding shares of our common stock. Because of this ownership block, these stockholders may be able to effectively influence the outcome of all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions other than approval of a business combination.

Messrs. McMillen, Weiss, Mitchell and Nickles are our “promoters,” as that term is defined under Federal securities laws.

CERTAIN TRANSACTIONS

On March 9, 2005, we issued 1,750,000 shares of our common stock to the individuals set forth below for $25,000 in cash, at an average purchase price of approximately $0.014 per share, as follows:

Name	Number of Shares	Relationship to Us
Washington Capital Advisors, LLC	575,000	Stockholder
Harvey L. Weiss	575,000	Chief Executive Officer, President, Secretary and Director
David J. Mitchell	150,000	Director
Donald L. Nickles	200,000	Director
Asa Hutchinson	200,000	Stockholder and Special Advisor
Paladin Homeland Security Fund, L.P.	24,765	Stockholder
Paladin Homeland Security Fund (NY City), L.P.	15,926	Stockholder
Paladin Homeland Security Fund (CA), L.P.	5,553	Stockholder
Paladin Homeland Security Fund (Cayman Islands), L.P.	3,756	Stockholder

All of the shares of our common stock outstanding prior to the date of this prospectus and held by the above stockholders will be placed in escrow with Continental Transfer & Trust Company, as escrow agent, until the earliest of:

•	three years following the date of this prospectus;

•	our dissolution and liquidation; or

•
the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our consummating a business combination with a target business.

During the escrow period, the holders of these shares will not be able to sell or transfer their securities except to their spouses and children or trusts established for their benefit or otherwise as provided in the stock escrow agreement, but will retain all other rights as our stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow. If we are unable to effect a business combination and liquidate, none of our existing stockholders will receive any portion of the liquidation proceeds with respect to common stock owned by them prior to the date of this prospectus.

C. Thomas McMillen, our Chairman, and Harvey Weiss, our Chief Executive Officer, President, Secretary and a member of our Board of Directors, have each agreed with the representative of the underwriters that after this offering is completed and within the first forty trading days after separate trading of the warrants has commenced, that they, or certain of their affiliates or designees, will collectively purchase up to 600,000 warrants in the public marketplace at prices not to exceed $.70 per warrant. Messrs. McMillen and Weiss have further agreed that any warrants purchased by them or their affiliates or designees will not be sold or transferred until the completion of a business combination.

The holders of the majority of these shares will be entitled to make up to two demands that we register these shares pursuant to an agreement to be signed prior to or on the date of this prospectus. The holders of the majority of these shares may elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow, which, except in limited circumstances, is not before three years from the date of this prospectus. In addition, these stockholders have certain “piggyback” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

Upon completion of the initial public offering, we have allocated up to a maximum of $7,500 per month for office space and general administrative services to be paid to Global Defense Corporation, an affiliate of Mr. McMillen. This arrangement is being agreed to by Global Defense Corporation for our benefit and is not intended to provide Mr. McMillen compensation in lieu of salary. We believe, based on rents and fees for similar services in the Washington D.C. metropolitan area, that the fee charged by Global Defense Corporation is at least as favorable as we could have obtained from an unaffiliated person. However, as our directors may not be deemed “independent,” we did not have the benefit of disinterested directors approving this transaction. Upon completion of a business combination or our liquidation, we will no longer be required to pay this monthly fee.

Washington Capital Advisors, Mr. Weiss, and Mr. Mitchell have collectively advanced a total of $60,000 to us as of the date of this prospectus to cover costs related to this offering. The loans will be payable without interest on the earlier of March 9, 2006, or the consummation of this offering. We intend to repay these loans from the proceeds of this offering not being placed in trust.

We will reimburse our existing stockholders, officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of accountable out-of-pocket expenses reimbursable by us, which will be reviewed only by our board or a court of competent jurisdiction if such reimbursement is challenged.

Other than the $7,500 per month administrative fees and reimbursable out-of-pocket expenses, no compensation or fees of any kind, including finders and consulting fees, will be paid to any of our existing stockholders, officers or directors who owned our common stock prior to this offering, or to any affiliates of our officers or directors for services rendered to us prior to or with respect to the business combination.

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates, including loans by our officers and directors, will be on terms believed by us to be no less favorable than are available from unaffiliated third parties and such transactions or loans, including any forgiveness of loans, will require prior approval in each instance by a majority of our disinterested “independent” directors (to the extent we have any) or the members of our board who do not have an interest in the transaction, in either case, who had access, at our expense, to our attorneys or independent legal counsel. Moreover, it is our intention to obtain estimates from unaffiliated third parties for similar goods or services to ascertain whether such transactions with affiliates are on terms that are no less favorable to us than are otherwise available from such unaffiliated third parties. If a transaction with an affiliated third party were found to be on terms less favorable to us than with an unaffiliated third party, we would not engage in such transaction.

DESCRIPTION OF SECURITIES

General

We are authorized to issue 50,000,000 shares of common stock, par value $.0001, and 1,000,000 shares of preferred stock, par value $.0001. As of the date of this prospectus, 1,750,000 shares of common stock are outstanding, held by nine recordholders, and there is no established trading market for our securities. As the surviving corporation of a merger with our merger subsidiary effective on June 30, 2005, all of the shares of our common stock outstanding prior to the merger remain outstanding. No shares of preferred stock are currently outstanding.

Units

Each unit consists of one share of common stock and two warrants. Each warrant entitles the holder to purchase one share of common stock. The common stock and warrants will begin to trade separately on the 20th trading day after the earlier to occur of the expiration of the underwriter's over-allotment option or its exercise in full., provided that in no event may the common stock and warrants be traded separately until we have filed with the SEC a Current Report on Form 8-K, which includes an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K, which includes this audited balance sheet upon the consummation of this offering. The audited balance sheet will reflect proceeds we receive from the exercise of the over-allotment option, if the over-allotment option is exercised prior to the filing of the Form 8-K.

Common stock

Our stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to this offering in accordance with the public stockholders. This voting arrangement shall not apply to shares included in units purchased in this offering or purchased following this offering in the open market by any of our existing stockholders, officers and directors. Additionally, our existing stockholders, officers and directors will vote all of their shares in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of our stockholders.

We will proceed with the business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering exercise their conversion rights discussed below.

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that a plurality of the vote entitled to be cast in the election of directors shall be sufficient to elect directors. Article Eighth of our amended and restated certificate of incorporation provides for the classified board of directors. These provisions could prevent or delay a holder of shares representing a majority of the voting power from obtaining control of the board of directors because the holder would not be able to replace a majority of the directors prior to at least the second annual meeting of stockholders after it acquired a majority position.

If we are forced to dissolve and liquidate prior to a business combination, our public stockholders are entitled to share ratably in the trust fund, inclusive of any interest, and any net assets remaining available for distribution to them after payment of liabilities. Our existing stockholders have agreed to waive their rights to share in any distribution with respect to common stock owned by them prior to the offering if we are forced to dissolve and liquidate.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that public stockholders have the right to have their shares of common stock converted to cash equal to their pro rata share of the trust fund if they vote against the business combination and the business combination is approved and completed. Public stockholders who convert their stock into their share of the trust fund still have the right to exercise the warrants that they received as part of the units.

Preferred stock

Our amended and restated certificate of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. No shares of preferred stock are being issued or registered in this offering. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock, although the underwriting agreement prohibits us, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust fund, or which votes as a class with the common stock on a business combination. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

No warrants are currently outstanding. Each warrant entitles the registered holder to purchase one share of our common stock at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the later of:

•	the completion of a business combination; or

•	one year from the date of this prospectus.

The warrants will expire four years from the date of this prospectus at 5:00 p.m., New York City time.

The warrants contain a “cashless exercise” feature such that the warrants may be exercised by surrendering a portion of the warrants and receiving shares of common stock in exchange with the number of warrants to be surrendered based on the “spread” between their exercise price and the market value of common stock underlying such warrants.

The warrants will trade separately on the 20th trading day after the earlier to occur of expiration of the underwriter's over-allotment option or its exercise in full. In no event will Sunrise Securities Corp. allow separate trading of the common stock and warrants until we file a Current Report on Form 8-K which includes an audited balance sheet reflecting our receipt of the proceeds of this offering including any proceeds we receive from the exercise of the over-allotment option if such option is exercised prior to our filing of the Form 8-K.

We may call the warrants for redemption, including any warrants issued to the underwriters if they exercise their purchase option, with Sunrise Securities Corp.’s prior consent,

•	in whole and not in part,

•	at a price of $.01 per warrant at any time after the warrants become exercisable,

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder, and

•
if, and only if, the last sales price of our common stock equals or exceeds $8.50 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption and the weekly trading volume of our common stock has been at least 200,000 shares for each of the two calendar weeks before we send the notice of redemption.

We have established this criteria to provide warrant holders with a significant premium to the initial warrant exercise price as well as a sufficient degree of liquidity to cushion the market reaction, if any, to our redemption call. If the foregoing conditions are satisfied and we call the warrants for redemption, each warrant holder shall then be entitled to exercise his or her warrant, prior to the date scheduled for redemption, either by payment of the exercise price in cash or on a “cashless basis.” Exercises on a cashless basis enable the holder to convert the value in the warrant (the fair market value of the common stock minus the exercise price of the warrant) into shares of common stock. We will establish the “value” to be converted into shares of our common stock upon exercise of the warrants on a cashless basis and provide such information in the notice of redemption. The “value” will be determined using the average reported last sale price of the common stock for the 10 trading days ending on the third business day prior to the notice of redemption to warrant holders.

Because we may redeem the warrants only with the prior consent of Sunrise Securities Corp. and it may hold warrants subject to redemption, it may have a conflict of interest in determining whether or not to consent to such redemption. We cannot assure you that Sunrise Securities Corp. will consent to such redemption if it is not in its best interest even though it may be in our best interest.

The warrants will be issued in registered form under a warrant agreement between Continental Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price if not exercised cashlessly, by certified check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Purchase Option

We have agreed to sell to the representative of the underwriters an option to purchase up to a total of 700,000 units at a per unit price of $7.50. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants included in the option have an exercise price of $6.25 (125% of the exercise price of the warrants included in the units sold in the offering). For a more complete description of the purchase option, see the section below entitled “Underwriting — Purchase Option.”

Dividends

We have not paid any dividends on our common stock to date and do not intend to pay dividends prior to the completion of a business combination. The payment of dividends in the future will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Our Transfer Agent and Warrant Agent

The transfer agent for our securities and warrant agent for our warrants is Continental Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

Shares Eligible for Future Sale

Immediately after this offering, we will have 8,750,000 shares of common stock outstanding, or 9,800,000 shares if the underwriters’ over-allotment option is exercised in full. Of these shares, the 7,000,000 shares sold in this offering, or 8,050,000 shares if the over-allotment option is exercised, will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 1,750,000 shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. None of those will be eligible for sale under Rule 144 prior to March 9, 2006. Notwithstanding this, all of those shares have been placed in escrow and will not be transferable for a period of three years from the date of this Prospectus subject to certain limited exceptions, such as transfers to family members and trusts for estate planning purposes and upon death while remaining subject to the escrow agreement, and will only be released prior to that date if we are forced to liquidate, in which case the shares would be destroyed, or if we were to consummate a transaction after the consummation of a business combination which results in all of the stockholders of the combined entity having the right to exchange their shares of common stock for cash, securities or other property.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares of common stock then outstanding, which will equal 87,500 shares immediately after this offering (or 98,000 if the underwriters’ exercise their over-allotment option); and

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

SEC Position on Rule 144 Sales

The Securities and Exchange Commission has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a business combination, would act as an “underwriter” under the Securities Act when reselling the securities of a blank check company. Accordingly, the Securities and Exchange Commission believes that those securities can be resold only through a registered offering and that Rule 144 would not be available for those resale transactions despite technical compliance with the requirements of Rule 144.

Registration Rights

The holders of our 1,750,000 issued and outstanding shares of common stock on the date of this prospectus will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of this offering. The holders of the majority of these shares are entitled to make up to two demands that we register these shares. The holders of the majority of these shares can elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow. In addition, these stockholders have certain “piggyback” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements, except for underwriting commissions and discounts, or transfer taxes, if any.

UNDERWRITING

In accordance with the terms and conditions contained in the underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which Sunrise Securities Corp. is acting as representative, have severally, and not jointly, agreed to purchase on a firm commitment basis the number of units offered in this offering set forth opposite their respective names below:

Underwriters	Number of Units
Sunrise Securities Corp.	3,666,666
Maxim Group LLC	2,500,000
Ramius Securities, LLC	833,334
Total	7,000,000

A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

State Blue Sky Information

We will offer and sell the units to retail customers only in Colorado, Delaware, the District of Columbia, Florida, Hawaii, Illinois, Indiana, New York and Rhode Island. In New York and Hawaii, we have relied on exemptions from the state registration requirements for transactions between an issuer and an underwriter involving a firm-commitment underwritten offering. In the other states, we have applied to have the units registered for sale and will not sell the units in these states until such registration is effective (including in Colorado, pursuant to 11-51-302(6) of the Colorado Revised Statutes).

If you are not an institutional investor, you may purchase our securities in this offering only in the jurisdictions described directly above. Institutional investors in every state except in Idaho and Oregon may purchase the units in this offering pursuant to exemptions provided to such entities under the Blue Sky laws of various states. The definition of an “institutional investor” varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities.

Under the National Securities Markets Improvement Act of 1996, the resale of the units, from and after the effective date, and the common stock and warrants comprising the units, once they become separately transferable, are exempt from state registration requirements because we will file periodic and annual reports under the Securities Exchange Act of 1934. However, states are permitted to require notice filings and collect fees with regard to these transactions and a state may suspend the offer and sale of securities within such state if any such required filing is not made or fee is not paid. As of the date of this prospectus, the following states do not presently require any notice filings or fee payments and permit the resale by stockholders of the units, and the common stock and warrants comprising the units, once they become separately transferable:

•
Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Massachusetts, Minnesota, Mississippi, Missouri, Nebraska, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, South Dakota, Utah, Virginia, Washington, West Virginia, Wisconsin and Wyoming.

Additionally, the following states permit the resale of the units, and the common stock and warrants comprising the units, once they become separately transferable, if the proper notice filings have been made and fees paid:

•	the District of Columbia, Illinois, Maryland, Michigan, Montana, New Hampshire, North Dakota, Oregon, Rhode Island, South Carolina, Tennessee, Texas and Vermont.

As of the date of this prospectus, we have not determined in which, if any, of these states we will submit the required filings or pay the required fee. Additionally, if any of these states that has not yet adopted a statute, rule or regulation relating to the National Securities Markets Improvement Act adopts such a statute, rule or regulation in the future requiring a filing or fee or if any state amends its existing statutes with respect to its requirements, we would need to comply with those new requirements in order for the securities to continue to be eligible for resale in those jurisdictions.

However, we believe that the units, from and after the effective date, and the common stock and warrants comprising the units, once they become separately transferable, will be eligible for sale on a secondary market basis in each of the following states, without any notice filings or fee payments, based upon the availability of another applicable exemption from the state’s registration requirements:

•	immediately in the District of Columbia, Illinois and Maryland ; and

•	commencing 90 days after the date of this prospectus in Rhode Island.

Pricing of Securities

We have been advised by the representative that the underwriters propose to offer the units to the public at the initial offering price set forth on the cover page of this prospectus. They may allow some dealers concessions not in excess of $0.144 per unit.

Prior to this offering there has been no public market for any of our securities. The public offering price of the units and the terms of the warrants were negotiated between us and the representative. Factors considered in determining the prices and terms of the units, including the common stock and warrants underlying the units, include:

•	the history and prospects of companies whose principal business is the acquisition of other companies;

•	prior offerings of those companies;

•	our prospects for acquiring an operating business at attractive values;

•	our capital structure;

•	an assessment of our management and their experience in identifying operating companies;

•	general conditions of the securities markets at the time of the offering; and

•	other factors as were deemed relevant.

However, although these factors were considered, the determination of our offering price is more arbitrary than the pricing of securities for an operating company in a particular industry since the underwriters are unable to compare our financial results and prospects with those of public companies operating in the same industry.

Over-Allotment Option

We have also granted to the underwriters an option, exercisable during the 45-day period commencing on the date of this prospectus, to purchase from us at the offering price, less underwriting discounts, up to an aggregate of 1,050,000 additional units for the sole purpose of covering over-allotments, if any. The over-allotment option will only be used to cover the net syndicate short position resulting from the initial distribution. The underwriters may exercise that option if the underwriters sell more units than the total number set forth in the table above. If any units underlying the option are purchased, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

Commissions and Discounts

The following table shows the public offering price, underwriting discount to be paid by us to the underwriters and the proceeds, before expenses, to us. This information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per unit	Without option	With option
Public offering price	$6.00	$42,000,000	$48,300,000
Discount	$0.36	$2,520,000	$2,898,000
Non-accountable Expense Allowance(1)	$0.06	$420,000	$420,000
Proceeds before expenses(2)	$5.58	$39,060,000	$44,982,000
———————
(1)	The non-accountable expense allowance is not payable with respect to the units sold upon exercise of the underwriters’ over-allotment option.
(2)	The offering expenses are estimated to be approximately $320,000.

Warrant Solicitation Fee

We have engaged Sunrise Securities Corp., the representative of the underwriters, on a nonexclusive basis, as our agent for the solicitation of the exercise of the warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the SEC, for a period of five years from the closing of this offering, we have agreed to pay the representative for bona fide services rendered a commission equal to 5% of the exercise price for each warrant exercised for cash or, if a warrant is exercised by cashless exercise, .05 shares of common stock for each warrant exercised, in either case only if the exercise was solicited by the underwriters. In addition to soliciting, either orally or in writing, the exercise of the warrants, the representative’s services may also include disseminating information, either orally or in writing, to warrant holders about us or the market for our securities, and assisting in the processing of the exercise of the warrants. No compensation will be paid to the representative upon the exercise of the warrants if:

•	the market price of the underlying shares of common stock is lower than the exercise price;

•	the holder of the warrants has not confirmed in writing that the underwriters solicited the exercise;

•	the warrants are held in a discretionary account;

•	the warrants are exercised in an unsolicited transaction; or

•	the arrangement to pay the commission is not disclosed in the prospectus provided to warrant holders at the time of exercise.

Purchase Option

We have agreed to sell to the representative, for $100, an option to purchase up to a total of 700,000 units. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants included in the option have an exercise price of $6.25 (125% of the exercise price of the warrants included in the units sold in the offering). This option is exercisable at $7.50 per unit, and may be exercised on a cashless basis, commencing on the later of the consummation of a business combination and one year from the date of this prospectus and expiring five years from the date of this prospectus. The option and the 700,000 units, the 700,000 shares of common stock and the 1,400,000 warrants underlying such units, and the 1,400,000 shares of common stock underlying such warrants, have been deemed compensation by the NASD and are therefore subject to a 180-day lock-up pursuant to Rule 2710(g)(1) of the NASD Conduct Rules. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the date of this prospectus. However, the option may be transferred to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Although the purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part of, the option grants to holders demand and “piggy back” rights for periods of five and seven years, respectively, from the date of this prospectus with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. We will bear all fees and expenses attendant to registering the securities, other than underwriting commissions and discounts or transfer taxes, if any, which will be paid for by the holders themselves. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of common stock at a price below its exercise price.

Regulatory Restrictions on Purchase of Securities

Rules of the SEC may limit the ability of the underwriters to bid for or purchase our securities before the distribution of the securities is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•
Stabilizing Transactions. The underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of our securities, so long as stabilizing bids do not exceed a specified maximum.

•
Over-Allotments and Syndicate Coverage Transactions. The underwriters may create a short position in our securities by selling more of our securities than are set forth on the cover page of this prospectus. If the underwriters create a short position during the offering, the representative may engage in syndicate covering transactions by purchasing our securities in the open market. The representative may also elect to reduce any short position by exercising all or part of the over-allotment option.

•
Penalty Bids. The representative may reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

Stabilization and syndicate covering transactions may cause the price of the securities to be higher than they would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the prices of the securities if it discourages resales of the securities.

Neither we nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on the prices of the securities. These transactions may occur on the OTC Bulletin Board, in the over-the-counter market or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Other Terms

We have granted the representative the right to have its designee present at all meetings of our board of directors for a period of five years from the date of this prospectus. The designee will be entitled to the same notices and communications sent by us to our directors and to attend directors’ meetings, but will not have voting rights. The representative has not named a designee as of the date of this prospectus.

Although we are not under any contractual obligation to engage any of the underwriters to provide any services for us after this offering, any of the underwriters may, among other things, introduce us to potential target businesses or assist us in raising additional capital, as needs may arise in the future. If any of the underwriters provide services to us after this offering, we may pay such underwriter fair and reasonable fees that would be determined at that time in an arm’s length negotiation.

Indemnification

We have agreed to indemnify the underwriters against some liabilities, including civil liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in this respect.

LEGAL MATTERS

The validity of the securities offered in this prospectus are being passed upon for us by Squire, Sanders & Dempsey L.L.P., Tysons Corner, Virginia. Mintz Levin Cohen Ferris Glovsky and Popeo, P.C., New York, New York, is acting as counsel for the underwriters in this offering.

EXPERTS

The financial statements included in this prospectus and in the registration statement have been audited by Goldstein Golub Kessler LLP, independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere in this prospectus and in the registration statement. The financial statements and the report of Goldstein Golub Kessler LLP are included in reliance upon their report given upon the authority of Goldstein Golub Kessler LLP as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act, with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

Fortress America Acquisition Corporation
(a corporation in the development stage)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Directors and Shareholders
Fortress America Acquisition Corporation

We have audited the accompanying balance sheet of Fortress America Acquisition Corporation (a corporation in the development stage) as of December 31, 2004, and the related statements of operations, stockholders’ equity and cash flows for the period from December 20, 2004 (inception) to December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fortress America Acquisition Corporation as of December 31, 2004, and the results of its operations and its cash flows for the period from December 20, 2004 (inception) to December 31, 2004 in conformity with United States generally accepted accounting principles.

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

March 14, 2005, except for the seventh
paragraph of Note 1, as to which the
date is June 30, 2005

Fortress America Acquisition Corporation

(a corporation in the development stage)

Balance Sheet

	March 31, 2005 (unaudited)	December 31, 2004
ASSETS
Current assets:
Cash	$11,067	$25,000

Total Current assets	11,067	25,000

Deferred Offering costs	73,804	12,500

Total assets	$84,871	$37,500

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$1,056	$1,056
Notes payable - stockholders	60,000	12,500
Advances from Stockholder	437

Total liabilities	61,493	13,556

Commitment

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value
Authorized 1,000,000 shares; none issued	—	—
Common stock, $0.0001 par value
Authorized 50,000,000 shares
Issued and outstanding 1,750,000 and 1,250,000 shares, respectively	175	125
Additional paid-in-capital	24,825	24,875
Deficit accumulated during the development stage	(1,622)	(1,056)

Total stockholders’ equity	23,378	23,944

Total liabilities and stockholders’ equity	$84,871	$37,500

See notes to financial statements

Fortress America Acquisition Corporation

(a corporation in the development stage)

Statement of Operations

	For the period from December 20, 2004 (inception) to March 31, 2005 (unaudited)	For the period from January 1, 2005 to March 31, 2005 (unaudited)	For the period from December 20, 2004 (inception) to December 31, 2004

Operating costs	$1,622	$566	$1,056

Net loss for the period	$(1,622)	$(566)	$(1,056)

Weighted average shares outstanding - basic and diluted	1,357,843	1,372,222	1,250,000

Net loss per share	$(.00)	$(.00)	$(.00)

See notes to financial statements

Fortress America Acquisition Corporation

(a corporation in the development stage)

Statement of Stockholders’ Equity

For the period from December 20, 2004 (inception) to March 31, 2005

	Common Stock		Additional Paid-in	Deficit Accumulated During the Development	Total Stockholders’
	Shares	Amount	capital	Stage	Equity
Common shares issued December 20, 2004 at $.02 cents per share	1,250,000	$125	$24,875		$25,000
Net Loss				$(1,056)	(1,056)

Balance December 31, 2004	1,250,000	125	24,875	(1,056)	23,944
(unaudited):
Redemption of common stock	(1,250,000)	(125)	(24,875)		(25,000)
Common shares issued March 9, 2005 at $0.01429 per share	1,750,000	175	24,825		25,000
Net Loss				(566)	(566)

Balance at March 31, 2005	1,750,000	$175	$24,825	$(1,622)	$23,378

See notes to financial statements

Fortress America Acquisition Corporation

(a corporation in the development stage)

Statement of Cash Flows

	For the period from December 20, 2004 (inception) to March 31, 2005 (unaudited)	For the period from January 1, 2005 to March 31, 2005 (unaudited)	For the period from December 20, 2004 (inception) to December 31, 2004
Cash flows from operating activities:
Net loss	$(1,622)	$(566)	$(1,056)
Increase in accounts payable and accrued expenses	1,056	—	1,056

Cash used in operating activities	(566)	(566)	—

Cash flows from financing activities:
Proceeds from notes payable to stockholders	60,000	47,500	12,500
Proceeds from sale of shares of common stock	50,000	25,000	25,000
Redemption of Common Stock	(25,000)	(25,000)
Payment of deferred offering costs	(73,804)	(61,304)	(12,500)
Advances from stockholder	437	437

Net cash provided by (used in) financing activities	11,633	(13,367)	25,000

Net increase (decrease) in cash	11,067	(13,933)	25,000

Cash at the beginning of the period	—	25,000	—

Cash at the end of the period	$11,067	$11,067	$25,000

See notes to financial statements

Fortress America Acquisition Corporation

(a corporation in the development stage)

Notes to Financial Statements
(Information pertaining to the period ended March 31, 2005 is unaudited)

1. Organization and Proposed Business Operations
Fortress America Acquisition Corporation (the “Company”) was incorporated in Delaware on December 20, 2004 as a blank check company, the objective of which is to acquire one or more operating businesses in the homeland security industry.

At March 31, 2005, the Company had not yet commenced any operations. All activity through March 31, 2005 relates to the Company’s formation and the proposed public offering described below. The Company has elected December 31 as its fiscal year-end.

The financial statements at March 31, 2005 and for the periods ended March 31, 2005 are unaudited. In the opinion of management, all adjustments (consisting of normal adjustments) have been made that are necessary to present fairly the financial position of the Company as of March 31, 2005 and the results of its operations and its cash flows for the period from January 1, 2005 through March 31,2005 and from December 20, 2004 (inception) through March 31, 2005. Operating results for the interim period presented are not necessarily indicative of the results to be expected for a full year.

The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a proposed public offering (“Proposed Offering”) which is discussed in Note 2. The Company’s management has broad discretion with respect to the specific application of the net proceeds of this Proposed Offering, although substantially all the net proceeds of this Proposed Offering are intended to be generally applied toward consummating a business combination with (or acquisition of) one or more operating businesses in the homeland security industry (“Business Combination”). Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Proposed Offering, at least ninety percent (90%) of the net proceeds, after payment of certain amounts to the underwriter, will be held in a trust fund account (“Trust Fund”) and invested in government securities until the earlier of (i) the consummation of its first Business Combination; or (ii) the liquidation of the Company. The remaining proceeds may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. All of the Company stockholders prior to the Proposed Offering, including all of the officers and directors of the Company (“Initial Stockholders”), have agreed to vote their 1,750,000 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company (“Public Stockholders”) with respect to any Business Combination. After consummation of the Company’s first Business Combination, all of these voting safeguards will no longer be applicable.

In the event (i) the Business Combination is not approved by a majority of the shares of common stock held by the Public Stockholders or (ii) 20% or more of the shares of common stock held by the Public Stockholders vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated.

Fortress America Acquisition Corporation

(a corporation in the development stage)

Notes to Financial Statements
(Information pertaining to the period ended March 31, 2005 is unaudited)

With respect to the first Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his or her shares. The per share conversion price will equal the amount in the Trust Fund, calculated as of two business days prior to the proposed Business Combination, divided by the number of shares of common stock held by Public Stockholders at the consummation of the Proposed Offering. Accordingly, Public Stockholders holding approximately 19.99% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Fund computed without regard to the shares held by the Initial Stockholders.

The Company’s Certificate of Incorporation, as amended, provides for the mandatory liquidation of the Company in the event that the Company does not consummate a Business Combination within 12 months from the date of the consummation of the Proposed Offering, or 18 months from the consummation of the Proposed Offering if certain extension criteria have been satisfied. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the initial public offering price per share in the Proposed Offering (assuming no value is attributed to the Warrants contained in the Units to be offered in the Proposed Offering discussed in Note 2).

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company recorded a deferred tax asset for the tax effect of net operating loss carryforwards and temporary differences aggregating approximately $550 and $350 at March 31, 2005 and December 31, 2004, respectively. In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived, the Company has recorded a full valuation allowance at March 31, 2005 and December 31, 2004.

Loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period.

The effective rate differs from the statutory rate of 34% due to the increase in the valuation allowance.

Fortress America Acquisition Corporation

(a corporation in the development stage)

Notes to Financial Statements
(Information pertaining to the period ended March 31, 2005 is unaudited)

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Fortress America Acquisition Corporation

(a corporation in the development stage)

Notes to Financial Statements
(Information pertaining to the period ended March 31, 2005 is unaudited)

2. Proposed Offering
The Proposed Offering calls for the Company to offer for public sale up to 7,000,000 units (“Units”). Each Unit consists of one share of the Company’s common stock, $0.0001 par value, and two Redeemable Common Stock Purchase Warrants (“Warrants”). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $5.00 (which such Warrant may be exercised on a cashless basis) commencing the later of (a) one year from the effective date of the Proposed Offering; or (b) the completion of a Business Combination with a target business and expiring four years from the date of the prospectus (unless earlier redeemed). The Warrant will be redeemable, upon written consent of the representative of the underwriters, at a price of $0.01 per Warrant upon 30 days notice after the Warrant becomes exercisable, only in the event that (a) the last sales price of the common stock is at least $8.50 per share for any 20 trading days within a 30-trading-day period ending on the third day prior to date on which notice of redemption is given and (b) the weekly trading volume of our common stock has been at least 200,000 shares for each of the 2 calendar weeks before the Company sends the notice of redemption.

In addition, the Company has agreed to sell to Sunrise Securities Corp., for $100, an option to purchase up to a total of 700,000 units. The units issuable upon exercise of this option are identical to those offered in this Proposed Offering, except that each of the warrants underlying this option entitles the holder to purchase one share of our common stock at a price of $6.25. This option is exercisable at $7.50 per unit commencing on the later of the consummation of a business combination and one year from the date of the prospectus and expiring five years from the date of the prospectus. In lieu of exercise, the option may be converted into units (i.e., a "cashless exercise") to the extent that the market value of the units at the time of conversion exceeds the exercise price of the option. The option may only be exercised or converted by the option holder.

The sale of the option will be accounted for as an equity transaction. Accordingly, there will be no net impact on the Company's financial position or results of operations, except for the recording of the $100 proceeds from the sale. The Company has determined, based upon a Black-Scholes model, that the fair value of the option on the date of sale would be approximately $3.075 per unit, or $2,152,500 total, using an expected life of four years, volatility of 75.19% and a risk-free interest rate of 3.922%.

The volatility calculation of 75.19% is based on the 365-day average volatility of a representative sample of seven (7) companies with market capitalizations under $250 million that Management believes could be considered to be engaged in a business in the homeland security industry (the “Sample Companies”). Because the Company does not have a trading history, the Company needed to estimate the potential volatility of its common stock price, which will depend on a number of factors which cannot be ascertained at this time. The Company referred to the 365-day average volatility of the Sample Companies because Management believes that the average volatility of such companies is a reasonable benchmark to use in estimating the expected volatility of the Company's common stock post-business combination. Although an expected life of four years was taken into account for purposes of assigning a fair value to the option, if the Company does not consummate a business combination within the prescribed time period and liquidates, the option would become worthless.

Although the purchase option and its underlying securities have been registered under the registration statement of which the prospectus forms a part, the purchase option grants to holders demand and "piggy back" rights for periods of five and seven years, respectively, from the date of the prospectus with respect to the registration under the Securities Act of 1933 of the securities directly and indirectly issuable upon exercise of the purchase option. The Company will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of units issuable upon exercise of the purchase option may be adjusted in certain circumstances including in the event of a stock dividend, or the Company’s recapitalization, reorganization, merger or consolidation. However, the purchase option will not be adjusted for issuances of common stock at a price below its exercise price.

3. Deferred Offering Costs
Deferred offering costs consist of underwriting fees incurred through the balance sheet dates that are related to the Proposed Offering and that will be charged to capital upon receipt of the capital raised.

4. Notes Payable-Stockholders and Advances from Stockholder
The Company has unsecured promissory notes to the Initial Stockholders, who are officers and directors of the Company, of $12,500 at December 31, 2004 and $60,000 at March 31, 2005. The loans are non-interest bearing and are payable the earlier of March 9, 2006 or the consummation of the Proposed Offering. Due to the short-term nature of the notes, the fair value of the notes approximates its carrying amount.

In addition, one of the Initial Stockholders has made payments on behalf of the Company which are non-interest bearing and due on demand. Such amounts have been included in Advances from Stockholder on the accompanying balance sheet.

5. Commitment
Commencing January 1, 2005, the Company occupies office space from, and has certain office and secretarial services made available to it by, an unaffiliated third party. Rent expense for each of the periods from December 20, 2004 (inception) to March 31, 2005 and from January 1, 2005 to March 31, 2005 amounted to $437. The rental agreement expired March 31, 2005.

Commencing on the effective date of the Proposed Offering, the Company will occupy office space provided by an affiliate of an Initial Stockholder. Such affiliate has agreed that, until the acquisition or a target business by the Company, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such affiliate $7,500 per month for such services.

Fortress America Acquisition Corporation

(a corporation in the development stage)

Notes to Financial Statements
(Information pertaining to the period ended March 31, 2005 is unaudited)

6. Common Stock
On December 20, 2004, the Company issued 1,250,000 shares of Common Stock. On March 8, 2005, the Company authorized the redemption of the 1,250,000 shares of common stock at the original subscription price. On March 9, 2005, the Company issued 1,750,000 shares of common stock to the original stockholders along with new stockholders (in the aggregate, these stockholders are the Initial Stockholders).

7. Preferred Stock	The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

Until August 22, 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

$42,000,000 Fortress America Acquisition Corporation 7,000,000 Units __________________________ PROSPECTUS ___________________________ Sunrise Securities Corp. July 13, 2005